Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MICHAEL A. SACHS,

MICHAEL J. BURKE,

MICHAEL A. SACHS CHARITABLE REMAINDER UNITRUST,

MICHAEL J. BURKE TRUST DATED SEPTEMBER 5, 2002,

SG-2 MANAGEMENT, LLC

SG-2 MANAGEMENT B, LLC

SG-2, LLC

MICHAEL A. SACHS, AS THE SELLERS’ REPRESENTATIVE

and

MEDASSETS, INC.

i

Annex A	-	Notice Information
Annex B	-	Definitions
Exhibit A	-	Financial Statements
Exhibit B	-	Form of Employee Matters Agreement
Exhibit C	-	Form of Invention Assignment Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of August 13, 2014, by and among Michael A. Sachs, an individual (“Sachs”), Michael J. Burke, an individual (“Burke”), Michael A. Sachs Charitable Remainder Unitrust (“Sachs Trust”), Michael J. Burke Trust Dated September 5, 2002 (“Burke Trust”), SG-2 Management, LLC (“Mgmt.”), an Illinois limited liability company, and SG-2, Management B, LLC (“Mgmt. B”), an Illinois limited liability company (each of Sachs, Burke, Sachs Trust, Burke Trust, Mgmt. and Mgmt. B, a “Seller” and together the “Sellers”), Sachs, in his capacity as the Sellers’ Representative (the “Sellers’ Representative”), SG-2, LLC, an Illinois limited liability company (the “Company”) and MedAssets, Inc., a Delaware corporation (the “Purchaser”). A term with its initial letter capitalized or initial letters capitalized that is used but not defined in this Agreement has the meaning assigned to that term in ANNEX B.

RECITALS

WHEREAS, the Company is engaged in the business of providing health care market intelligence and market analytics products and services, including for strategic growth planning, forecasting demand for health care services, market and service line growth strategies, and ambulatory services strategies (the “Business”).

WHEREAS, as of the date hereof, the Sellers are the record owners of 100% of the issued and outstanding membership interests or other equity interests of the Company (the “Membership Interests”);

WHEREAS, at the Closing, the Purchaser desires to purchase from the Sellers and the Sellers desire to sell to the Purchaser, the Membership Interests, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Purchase and Sale of Membership Interests. On the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser will purchase from the Sellers, and the Sellers will sell and assign to the Purchaser, the Membership Interests, free from any Liens (other than transfer restrictions under applicable securities Laws) (the “Acquisition”), for the aggregate consideration specified in this ARTICLE I.

Section 1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Sellers for the Membership Interests will be an amount equal to:

(a) $142,000,000 (the “Base Price”); plus

(b) in the event that the Final Net Working Capital exceeds the Maximum Target Net Working Capital, the amount by which Final Net Working Capital exceeds negative $11,500,000, minus

(c) in the event that the Final Net Working Capital is less than the Minimum Target Net Working Capital, the amount by which Final Net Working Capital is less than negative $11,500,000, plus

(d) the amount, if any, by which the Closing Cash Balance (as finally determined pursuant to Section 1.5) is greater than $2,950,000; provided that in no event shall any such adjustment pursuant to this Section 1.5(d) exceed $1,000,000, minus

(e) the amount, if any, by which the Closing Cash Balance (as finally determined pursuant to Section 1.5) is less than $2,950,000.

Section 1.3 Calculation and Payment of Closing Cash Consideration.

(a) Subject to the terms and conditions hereof, at the Closing, the Purchaser will pay and satisfy the Purchase Price as estimated using the Estimated Net Working Capital (the “Estimated Purchase Price”) as follows:

(i) the Purchaser will pay, on behalf of the Company, a portion of the Estimated Closing Indebtedness to the Creditors in accordance with the Payoff Letters;

(ii) the Purchaser will deliver, on behalf of the Company, an amount equal to the Estimated Transaction Expenses, by wire transfer of immediately available funds to the holders of Transaction Expenses to the bank accounts designated in writing by the Sellers to Purchaser no less than three Business Days prior to the Closing Date;

(iii) the Purchaser will deliver to account(s) specified in writing by the Sellers no less than three Business Days prior to the Closing Date, by wire transfer of immediately available funds, each Seller’s Pro Rata Portion of the Closing Cash Consideration minus their Pro Rata Portion of each of the Escrow Amounts;

(iv) the Purchaser will deposit the Adjustment Escrow Amount into the Adjustment Escrow Account; and

(v) the Purchaser will deposit the Indemnification Escrow Amount into the Indemnification Escrow Account.

(b) For purposes of this Agreement, the term “Closing Cash Consideration” means:

(i) the Base Price, plus

(ii) in the event that the Estimated Net Working Capital exceeds the Maximum Target Net Working Capital, the amount by which the Estimated Net Working Capital exceeds negative $11,500,000, minus

(iii) in the event that the Estimated Net Working Capital is less than the Minimum Target Net Working Capital, the amount by which Estimated Net Working Capital is less than negative $11,500,000, minus

(iv) the amount of the Estimated Closing Indebtedness, minus

(v) the amount of the Estimated Transaction Expenses.

Section 1.4 Closing Indebtedness; Transaction Expenses.

(a) Not less than three Business Days prior to the Closing Date, the Sellers will deliver to the Purchaser the following:

(i) a statement showing the calculation of the Sellers’ good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), which statement will be prepared in a manner consistent with the reference working capital statement attached as Section 1.4 of the Disclosure Schedule.

(ii) a statement setting forth the Seller’s good faith estimate of all Closing Indebtedness (the “Estimated Closing Indebtedness”), a portion of which shall be discharged at Closing as contemplated by Section 1.3(a)(i). Such statement will detail to whom each item of Indebtedness is payable and the amount payable to each such Person (the “Creditors”). In addition, the Sellers will, not less than three Business Days prior to the Closing Date, deliver to the Purchaser pay-off letters from all holders of Closing Indebtedness referred to in the Estimated Closing Indebtedness, in a form reasonably acceptable to the Purchaser, which letters will contain pay-off amounts, per diems, wire transfer instructions and an agreement, upon full payment, to file all appropriate discharges of any security interest in respect of such Closing Indebtedness or an authorization to the Company or Purchaser to file such discharges (collectively, the “Payoff Letters”).

(iii) a statement setting forth the Sellers’ good faith estimate of the total amount of all Transaction Expenses (the “Estimated Transaction Expenses”), a portion of which shall be discharged at Closing as contemplated by Section 1.3(a)(ii). Such statement will include to whom each item of Transaction Expenses is payable and the amount payable to each such Person.

Section 1.5 Final Purchase Price Calculation.

(a) As promptly as possible, but in any event within 60 days after the Closing Date, the Purchaser will deliver to the Sellers’ Representative a consolidated balance sheet of the Company (the “Closing Balance Sheet”) as of the opening of business on the Closing Date and a statement showing the calculation of Net Working Capital, Closing Indebtedness, Transaction Expenses, the Closing Cash Balance and the Final Cash Consideration (together with the Closing Balance Sheet, the “Closing Statement”), which statement will be prepared in a manner consistent with the reference working capital statement attached as Section 1.4 of the Disclosure Schedule. The Closing Balance Sheet will be prepared and each of the Net Working Capital, the Closing Indebtedness and the Transaction Expenses will be determined in accordance with

GAAP and using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Latest Audited Balance Sheet to the extent consistent with GAAP and will not include any changes in assets or liabilities as a result of purchase accounting adjustments.

(b) The Sellers’ Representative’s accountants may make inquiries of the Purchaser and its accountants regarding questions concerning, or disagreements with, the Closing Statement arising in the course of their review thereof. The Sellers’ Representative will be given access, upon reasonable request, to the books and records of the Company and working papers of the Purchaser created in connection with the preparation of the Closing Statement to verify the accuracy, presentation and other matters relating to the preparation of the Closing Statement and the calculations set forth therein. The Sellers’ Representative’s right of access under this Section 1.5(b) will terminate immediately upon the final determination of Net Working Capital, Closing Indebtedness, Transaction Expenses and the Final Cash Consideration pursuant to this Section 1.5.

(c) If the Sellers’ Representative has any objections to the Closing Statement, they may deliver to the Purchaser within 30 days after delivery of the Closing Statement a statement setting forth their objections thereto (an “Objections Statement”) and all amounts that are not in dispute will be paid by the party owing such payment by wire transfer of immediately available funds no later than three business days after the time period in which the Sellers’ Representative may deliver an Objections Statement. If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Closing Statement, the Closing Statement will be final, binding and non-appealable by the parties. The Purchaser and the Sellers’ Representative will negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Purchaser and the Sellers’ Representative will submit such dispute to Deloitte & Touche LLP (the “Dispute Resolution Auditor”). Any submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute.

(d) The Dispute Resolution Auditor will consider only those items and amounts that are identified in the Objections Statement as being items that the Purchaser and the Sellers’ Representative are unable to resolve. The Dispute Resolution Auditor’s determination will be based on the definition and method of calculation of Net Working Capital, Closing Indebtedness, Transaction Expenses and the Final Cash Consideration contained or referred to (as the case may be) herein. Further, the Dispute Resolution Auditor’s determination will be based solely on the presentations by the Sellers’ Representative and the Purchaser and the provisions of this Agreement (i.e., not on the basis of an independent review). The Purchaser and the Sellers’ Representative will use their commercially reasonable efforts to cause the Dispute Resolution Auditor to make a determination of the matters in dispute as soon as practicable. The resolution of the dispute by the Dispute Resolution Auditor will be final and will be binding on and non-appealable by the parties. The costs and expenses of the Dispute Resolution Auditor will be borne 50% by the Sellers and 50% by the Purchaser.

Section 1.6 Payment of Adjustments to Closing Cash Consideration.

(a) If the amount of the final determination of the Final Cash Consideration pursuant to Section 1.5 is greater than the amount of the Closing Cash Consideration (i) the Purchaser shall promptly (but in any event within five (5) Business Days following the final determination of the Final Cash Consideration) pay (A) to each Seller an amount equal to such difference multiplied by such Seller’s Pro Rata Portion, by wire transfer of immediately available funds to the account designated in writing by such Seller; and (ii) the Sellers’ Representative and the Purchaser shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to each of the Sellers an amount equal to the funds in the Adjustment Escrow Account multiplied by such Seller’s Pro Rata Portion, by wire transfer of immediately available funds to the account designated in writing by such Seller.

(b) If the amount of the final determination of the Final Cash Consideration pursuant to Section 1.5 is less than the amount of the Closing Cash Consideration, the Purchaser and the Sellers’ Representative shall promptly (but in any event within five (5) Business Days) deliver a joint written instruction to the Escrow Agent to pay to the Purchaser the absolute value of such difference (the “Shortfall Amount”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Purchaser. The instructions to the Escrow Agent shall provide that the Shortfall Amount shall be paid, first, from the funds available in the Adjustment Escrow Account and, if such Shortfall Amount exceeds such available funds, second, from the funds available in the Indemnification Escrow Account. In the event that the funds available in the Adjustment Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), the Sellers’ Representative and the Purchaser shall simultaneously with the delivery of the instructions described in the first sentence of this Section 1.6(b), deliver joint written instructions to the Escrow Agent to pay each Seller an amount equal to the Escrow Excess Amount multiplied by such Seller’s Pro Rata Portion, by wire transfer of immediately available funds to the account designated in writing by such Seller.

Section 1.7 Escrow.

(a) At Closing, the Purchaser shall deduct from the Closing Cash Consideration due and deposit $2,500,000 (such amount, the “Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Adjustment Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in customary form reasonably acceptable to the Escrow Agent, Purchaser and the Sellers’ Representative, to be entered into on the Closing Date by Purchaser, the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”).

(b) At Closing, the Purchaser shall deduct from the Closing Cash Consideration due and deposit $14,200,000 (such amount, the “Indemnification Escrow Amount” and together with the Adjustment Escrow Amount, the “Escrow Amounts”) in immediately available funds into an escrow account (the “Indemnification Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which terms and conditions will conform to Section 10.10 of this Agreement. The Adjustment Escrow Account and the Indemnification Escrow Account may both be part of the same master escrow account with the Escrow Agent. Absent fraud, the amounts contained in the Indemnification Escrow Account shall serve as a security for, and, (i) together with the Adjustment Escrow Account, the sole and exclusive source of payment of, Purchaser’s rights pursuant to Section 1.6, if any, and (ii) the sole and exclusive source of payment of Purchaser’s rights pursuant to Section 10.2(a)(i) if any.

(c) All fees, costs and expenses of the Escrow Agent pursuant to the Escrow Agreement shall be paid 50% by Purchaser and 50% by the Sellers’ Representative.

ARTICLE II

CLOSING; ADJUSTMENTS

Section 2.1 The Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the parties will consummate the Acquisition and other transactions contemplated by this Agreement (the “Closing”) within ten Business Days following the satisfaction or due waiver of all of the closing conditions set forth in ARTICLE VIII and ARTICLE IX hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of all conditions set forth in ARTICLE VIII and ARTICLE IX as of the Closing) or such other date upon which the parties may mutually agree (the “Closing Date”). The Closing will take place remotely by electronic delivery of documents and funds. The Closing will be effective as of 12:01 a.m. on the Closing Date.

Section 2.2 Closing Deliveries.

(a) Seller Deliveries. At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser all of the following:

(i) evidence reasonably requested by the Purchaser of the transfer of the ownership of all of the Membership Interests to the Purchaser;

(ii) a certificate of good standing issued by the Secretary of State of the State of Illinois as of a date no more than ten days prior to the Closing Date for each of Mgmt., Mgmt. B, and the Company;

(iii) a certificate from an officer or an authorized person of each of Mgmt., Mgmt. B and the Company, certifying their respective certificates of incorporation or other formation documents and by-laws and all requisite resolutions or actions of their respective governing bodies approving the signing and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(iv) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Seller and reasonably satisfactory to the Purchaser;

(v) the Escrow Agreement duly executed by the Sellers’ Representative; and

(vi) such other documents as the Purchaser may reasonably request for the purpose of facilitating the consummation or performance of the transactions contemplated hereby.

(b) Purchaser Deliveries.

(i) At the Closing, the Purchaser will deliver or cause to be delivered to the Sellers all of the following:

(A) the Closing Indebtedness paid in the manner described in Section 1.3(a)(i);

(B) the Transaction Expenses paid in the manner described in Section 1.3(a)(ii;,

(C) the Closing Cash Consideration paid in the manner described in Section 1.3(a)(iii);

(D) a certificate from an officer or an authorized person of the Purchaser, certifying the Purchaser’s certificate of incorporation and by-laws and all requisite resolutions or actions of the Purchaser’s board of directors approving the signing and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying the incumbency and signatures of the officers or authorized persons signing this Agreement;

(E) the Escrow Agreement duly executed by the Purchaser; and

(F) such other documents as the Sellers may reasonably request for the purpose of facilitating the consummation or performance of the transactions contemplated hereby.

(ii) At the Closing, the Purchaser will deliver or cause to be delivered to the Escrow Agent all of the following:

(A) the Adjustment Escrow Amount paid in the manner described in Section 1.3(a)(iv); and

(B) the Indemnification Escrow Amount paid in the manner described in Section 1.3(a)(v).

Section 2.3 Tax Withholding. The Purchaser will be entitled to deduct and withhold from any amounts payable under this Agreement, any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.4 Sellers’ Representative.

(a) Sachs is hereby appointed as Sellers’ Representative and each Seller hereby acknowledges and agrees that the Sellers’ Representative will have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Sellers’ Representative. The Sellers’ Representative will take any and all actions that he believes are necessary or appropriate under this Agreement and the Escrow Agreement as Sellers’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement by the Sellers’ Representative, interpreting all of the terms and provisions of this Agreement, defending all indemnity claims pursuant to ARTICLE X (each an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Purchaser and its agents regarding Indemnity Claims, dealing with Purchaser and the Escrow Agent under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, as applicable, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Sellers’ Representative will have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof in its capacity as Sellers’ Representative.

(b) Each Seller hereby authorizes the Sellers’ Representative to:

(i) receive all notices or documents given or to be given to the Sellers pursuant to this Agreement and the Escrow Agreement and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement and the Escrow Agreement;

(ii) engage counsel and such accountants and other advisors and incur such other expenses in connection with this Agreement and the Escrow Agreement as the Sellers’ Representative may in its sole discretion deem appropriate; and

(iii) after the Closing Date, take such action as the Sellers’ Representative may in its sole discretion deem appropriate in respect of:

(A) waiving any inaccuracies in the representations or warranties of the Purchaser contained in this Agreement;

(B) taking such other action as the Sellers’ Representative is authorized to take under this Agreement and the Escrow Agreement;

(C) receiving all documents or certificates and making all determinations, in its capacity as Sellers’ Representative, required under this Agreement and the Escrow Agreement; and

(D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to ARTICLE X, the determination of all matters under Section 1.5 and ARTICLE II and any waiver of any obligation of Purchaser. The

Sellers’ Representative will not have by reason of this Agreement a fiduciary relationship in respect of any Seller. Notwithstanding any provision herein to the contrary, the Sellers’ Representative is not an agent of the Sellers and will have no duties to the Sellers or liability to the Sellers with respect to any action taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement and the Escrow Agreement.

(c) The Sellers’ Representative will be indemnified by each Seller pro-rata in accordance with each Seller’s respective Pro Rata Portion for and will be held harmless against any loss, liability or expense incurred by the Sellers’ Representative relating to the Sellers’ Representative’s conduct as Sellers’ Representative, other than losses, liabilities or expenses resulting from the Sellers’ Representative’s fraud or willful misconduct in connection with its performance under this Agreement. This indemnification will survive the termination of this Agreement. The Sellers agree that the Sellers’ Representative may, in all questions arising under this Agreement and the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice of counsel, the Sellers’ Representative will not be liable to the Sellers.

(d) A decision, act, consent or instruction of the Sellers’ Representative relating to this Agreement will constitute a decision of all the Sellers and will be final, binding and conclusive upon all Sellers, and no Seller will have any cause of action against the Sellers’ Representative, and the Sellers’ Representative will not be liable to any Seller, for any decision, act, consent or instruction of the Sellers’ Representative relating to this Agreement. The Purchaser may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each of the Sellers. The Purchaser is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

(e) In the performance of his duties and exercise of his rights under this Agreement and the Escrow Agreement, the Sellers’ Representative will be entitled to rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any party to the this Agreement or the Escrow Agreement.

(f) Sachs hereby accepts his appointment as Sellers’ Representative. In the event that the Sellers’ Representative is unwilling or unable to continue to act as Sellers’ Representative, the Sellers will appoint his, her or its successor. Each successor Sellers’ Representative will have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” will be deemed to include any interim or successor Sellers’ Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedule, the Sellers, severally and not jointly, represent and warrant to the Purchaser, as of the date hereof and as of the Closing (or such earlier date as is specified below), as follows:

Section 3.1 Organization and Qualification; Authority.

(a) The Company validly exists as a limited liability company duly organized and in good standing under Illinois law. The Company has all requisite limited liability company power and authority necessary to own, lease and operate its properties and assets and to carry on its business as now being conducted. Except as set forth in Section 3.1(a) of the Disclosure Schedule, the Company qualifies as a foreign limited liability company in good standing wherever failing to be so qualified and in good standing would result in a Material Adverse Change.

(b) The Company has the necessary power and authority to enter into this Agreement and the Escrow Agreement and to consummate the Acquisition and other transactions contemplated by this Agreement.

(c) The Company’s signing, delivering, and performing this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company actions with respect to the Company.

(d) This Agreement and the Escrow Agreement have been duly and validly signed and delivered by the Company.

(e) Assuming this Agreement and the Escrow Agreement, as applicable, are legally binding obligations of the Purchaser (and the other parties thereto, except the Company, the Sellers and the Sellers’ Representative), this Agreement and the Escrow Agreement are the Company’s legally binding obligations enforceable against the Company in accordance with their respective terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.

(f) The Company has delivered to the Purchaser true, complete and correct copies of the currently effective organizational and governing documents of the Company.

Section 3.2 No Conflicts.

(a) Except as set forth in Section 3.2(a) of the Disclosure Schedule, the Company’s signing, delivering, or performing this Agreement or the Escrow Agreement or consummating the transactions contemplated under this Agreement or the Escrow Agreement does not, whether with or without notice or time’s passing:

(i) contravene the organizational or governing documents of the Company;

(ii) result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination or cancellation) under any of the terms, conditions or provisions of any material agreement to which the Company is a party or any Governmental Authorization necessary for the Company to conduct its business; or

(iii) contravene any Law applicable to the Company.

(b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority in any jurisdiction or any third Person must be made or obtained by the Sellers or the Company before the Company can sign, deliver, or perform this Agreement or the Escrow Agreement.

Section 3.3 Ownership and Control.

(a) Section 3.3(a) of the Disclosure Schedule accurately lists the following as of the time immediately before Closing:

(i) the Company’s capitalization;

(ii) the number of issued and outstanding equity interests of the Company, each record and beneficial owner, and each such owner’s equity interests;

(iii) all outstanding rights to acquire the Company’s equity interests;

(iv) all outstanding securities of the Company or other obligations of the Company convertible, exchangeable or exercisable into equity interests of the Company; and

(v) except for the organizational and governing documents of the Company, any agreements (excluding those with the Purchaser) relating to owning, voting, or transferring any equity interests of the Company, including options, warrants, equity securities, calls, or rights or agreements of any character to which the Company is a party or by which the Company is bound obligating it to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional equity interests or other equity interests of the Company or any security or rights convertible into or exchangeable into or exercisable for any such equity interests or other equity securities, or obligating it to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement.

(b) Each outstanding equity interest of the Company is duly authorized, validly issued, fully paid, and non assessable.

(c) The Company has no outstanding or authorized security or rights convertible into or exchangeable into or exercisable for any equity interests or other equity securities, equity appreciation, phantom equity, profit participation, or similar rights with respect to its equity interests, or other equity or voting interests in it.

(d) The Company does not own any subsidiaries.

Section 3.4 Financial Statements.

(a) The following financial statements are attached as Exhibit A:

(i) the audited balance sheets of the Company as of December 31, 2013 (the “Latest Audited Balance Sheet”) and December 31, 2012, together with the related statements of income and cash flows for the fiscal years ended December 31, 2013 and December 31, 2012, respectively and

(ii) the unaudited, internally prepared balance sheet of the Company as of June 30, 2014 (the “Interim Balance Sheet”), together with the related statement of income for the 6-month period ended June 30, 2014 (the financial statements referred to in clauses (i)-(ii) above, collectively, the “Financial Statements”).

(b) The Financial Statements of the Company:

(i) present fairly, in all material respects, the Company’s financial condition and results of operations and cash flows for the periods presented therein and

(ii) were prepared in accordance with GAAP except (i) as otherwise disclosed in the notes to such Financial Statements, and (ii) in the case of unaudited Financial Statements, for the absence of footnote disclosures and other presentation items and are subject to normal and recurring year-end adjustments.

Section 3.5 Books and Records. The books and records of the Company properly and accurately reflect all material transactions, properties, assets and liabilities of the Company.

Section 3.6 Absence of Certain Changes and Events. Except as expressly contemplated by this Agreement or as set forth on Section 3.6 of the Disclosure Schedule, since the date of the Latest Audited Balance Sheet, (a) the Company has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company has not taken any action which, if taken following the date of this Agreement, would require the consent of the Purchaser pursuant to Sections 6.1(a)-(g) and (c) there has not been any change, effect, event, occurrence or development, which individually or in the aggregate, taken with all other changes, effects, events, occurrences or developments, has had or would reasonably be expected to cause a Material Adverse Change.

Section 3.7 No Undisclosed Liabilities.

(a) Except as set forth on Section 3.7(a) of the Disclosure Schedule, (i) since the date of the Interim Balance Sheet the Company has not suffered a Material Adverse Change and (ii) the Company has no liability or obligations of any kind whatsoever in existence, whether accrued, contingent, absolute, determined, determinable or otherwise, of the type required to be reflected or reserved against in the financial statements of the Company prepared in accordance with GAAP, except for liabilities and obligations (A) set forth on the face of the Interim Balance Sheet or disclosed in the notes thereto, as applicable, (B) that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices and (C) which have not and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change.

(b) Except as set forth on Section 3.7(b) of the Disclosure Schedule, the Company does not have any outstanding Indebtedness.

Section 3.8 Insurance. Section 3.8 of the Disclosure Schedule contains a list of all material policies of fire, liability, workers’ compensation, property, casualty, umbrella, fiduciary and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies have not been subject to any lapse in coverage, all such policies are in full force and effect, all premiums have been paid with respect thereto covering all periods up to and including the Closing Date, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Except as set forth in Section 3.8 of the Disclosure Schedule, (a) the Company has not made any claim under any such policy with respect to which an insurer has, in writing, questioned, denied or disputed or otherwise reserved its rights with respect to coverage nor is there any such pending claim (regardless of when made) and (b) no insurer has threatened in writing to cancel any such policy.

Section 3.9 Tax Matters. Except as set forth on Section 3.9 of the Disclosure Schedule:

(a) The Company has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past 3 years by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) There is no material dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of Sellers or the directors and officers of the Company have Knowledge based upon personal contact with any agent of such authority.

(c) The Company is, and has at all times since its formation been, classified as a partnership for United States federal income tax purposes.

(d) The Company does not have any liability for the Taxes of any other Person under any provision of Law, as a transferee or successor, by contract, or otherwise.

(e) The Company is not a party to, nor is bound by, any tax sharing agreement or any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

Section 3.10 Litigation. Except as set forth on Section 3.10 of the Disclosure Schedule, there are no material actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its assets, or any of the Company’s officers, directors or employees acting in their capacity on behalf of the Company, or that question the validity or enforceability of this Agreement or any action contemplated herein. Except as set forth on Section 3.10 of the Disclosure Schedule, neither the Company, nor any of its officers, directors or employees acting in their capacity on behalf of the Company is subject to any outstanding unsatisfied orders, writs, injunctions, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding.

Section 3.11 Compliance with Laws. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company is currently, and has been since January 1, 2009, in compliance in all material respects with all applicable Law. Since January 1, 2009, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any applicable Law in all material respects, and to the Company’s Knowledge, no proceeding with respect to any such violation is pending.

Section 3.12 Governmental Authorizations.

(a) Section 3.12(a) of the Disclosure Schedule accurately lists all Governmental Authorizations necessary for the Company to conduct its business as currently conducted and to own or use its assets as it now does.

(b) The Governmental Authorizations listed in Section 3.12(a) of the Disclosure Schedule remain in full force in all material respects. The Company is in material compliance with all Governmental Authorizations listed in Section 3.12(a) of the Disclosure Schedule. Copies of all Governmental Authorizations listed in Section 3.12(a) of the Disclosure Schedule have been delivered to the Purchaser.

Section 3.13 Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) The Company has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving the Company.

(b) The Company has no liabilities or obligations arising from the release of any Hazardous Materials into the environment.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Law.

This Section 3.13 contains the sole representations and warranties of the Sellers with respect to all matters arising under Environmental Laws or solely related to Hazardous Materials.

Section 3.14 Real Property. The Company has never owned any real property. Section 3.14 of the Disclosure Schedule sets forth a true and complete list of all Leases relating to the real property leased by the Company (the “Real Property”), copies of which have been delivered to the Purchaser. “Leases” means a lease, whether by virtue of a direct lease, ground lease or sublease. With respect to each such Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies;

(b) neither the Company nor, to the Company’s Knowledge, any other party, is in breach or violation of, or default under, any such Lease in any material respect, and no event has occurred, is pending or, to the Company’s Knowledge, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the Company’s Knowledge, any other party under such Lease;

(c) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the Company’s Knowledge, no Lien, easement, covenant or other restriction applicable to the real property subject to such Lease exists that would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

Section 3.15 Intellectual Property.

(a) Trademarks and Trade Identity.

(i) Section 3.15(a)(i) of the Disclosure Schedule accurately and completely lists all current registrations and applications for Trademarks, and all material unregistered Trademarks, owned by the Company.

(ii) Except as set forth in Section 3.15(a)(ii) of the Disclosure Schedule, the Company is the sole and exclusive beneficial owner and, with respect to applications and registrations, record owner of all of the Trademarks set forth in Section 3.15(a)(i) of the Disclosure Schedule and all registrations and applications for such Trademarks are valid and subsisting. None of the Trademarks set forth in Section 3.15(a)(i) of the Disclosure Schedule are the subject of any cancellation or opposition proceeding, and there has been no Claim asserted in writing or, to the Knowledge of the Company, threatened, challenging the scope, validity, or enforceability of any Trademarks set forth in Section 3.15(a)(i) of the Disclosure Schedule, and none of the domain names set forth in Trademarks set forth in Section 3.15(a)(i) of the Disclosure Schedule are the subject of any dispute proceeding.

(iii) No royalty or similar fee of any kind is payable by the Company for the use of any Company Trademarks, except for fees payable to the applicable registrar for that Company Trademark.

(iv) The Company has not granted any Person any interest, as licensee or otherwise, in or to any of the Company Trademarks, except as set forth in Section 3.15(a)(iv) of the Disclosure Schedule.

(b) Copyright Works. Section 3.15(b) of the Disclosure Schedule sets forth all of the registered and material unregistered Copyright Works owned by the Company. The Company is the sole and exclusive owner of all such registered and material unregistered Copyright Works, and, to the Knowledge of the Company, the Company owns or has a valid license to any Copyright Works that are material to its business as currently conducted. With the exception of licenses to the Copyright Works granted in the normal course of business to customers of the Company pursuant to a written license agreement, the Company has not granted any Person any interest, as a licensee or otherwise, in or to any of the Copyright Works.

(c) Patents. The Company owns no Patents. To the Company’s Knowledge, the Company is not required to license any Patents from any Person to operate its business as currently conducted.

(d) Software.

(i) Section 3.15(d)(i) of the Disclosure Schedule accurately and completely lists all Company Software, Open Source Software, and all Third Party Software and Data integrated or embedded in or used by Company Software and material to the Company’s operations. The Company has not used Open Source Software in a manner that obligates the Company to disclose, make available, offer or deliver any portion of the source code of any Company Software to any third party or otherwise affects the Company’s freedom of action with respect to the use or distribution of any Company Software. Any use or distribution by the Company of Open Source Software does not and will not jeopardize or adversely affect the proprietary status of the Company Software. All use and distribution of any Open Source Software is in material compliance with the terms of the license under which such Open Source Software is licensed to the Company, including all copyright notice and attribution requirements.

(ii) Except for any Third Party Software and Data or Open Source Software that may be integrated or embedded in Company Software, the Company is the sole and exclusive owner of all Company Software. No royalty or other fee of any kind is payable by the Company for the reproduction, adaptation, distribution, public performance, display or other exploitation of Company Software.

(iii) The Company has written or other, i.e., “click wrap,” licenses with the party who claims ownership of the rights in the applicable Third Party Software and Data, and has accepted an Open Source Software License for the Open Source Software, authorizing the use of any such Open Source Software or Third Party Software and Data for all the purposes and applications for which the Company currently uses that Open Source Software or Third Party Software and Data. All license fees or royalties payable for the use of the Open Source Software or Third Party Software and Data have been paid in accordance with the terms and conditions of each such license.

(iv) The Company has not granted any Person any interest, as licensee or otherwise, in or to any of the Company Software, with the exception of licenses to the Company Software granted in the normal course of business to customers of the Company pursuant to a written license agreement.

(v) Neither the Company, nor any other party acting on behalf of the Company, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, any source code for the Company Software.

(e) Web Property. Section 3.15(e) of the Disclosure Schedule accurately and completely lists all current Web Property related to the Company.

(f) Trade Secrets and Security.

(i) To the Knowledge of the Company, none of the Intellectual Property owned or controlled by the Company, including confidential database information and valuation methodology, has been used, disclosed or appropriated to the detriment of the Company. No present or former employee, independent contractor or agent of the Company has misappropriated any Trade Secrets or other confidential information of any other person in the course of the performance of his or her duties as employee, independent contractor or agent of the Company. The Company has implemented reasonable policies and procedures and taken reasonable best efforts (including, except as disclosed in Section 3.15(f)(i) of the Disclosure Schedule, entering into confidentiality and nondisclosure agreements with all officers, employees and outside contractors and consultants to the Company, if any, with access to or knowledge of any Trade Secrets owned by the Company, and inventor assignment agreements and work for hire agreements with all officers, employees, outside contractors and consultants who have contributed to the creation, development or modification of any Intellectual Property that is material to the business of the Company) to safeguard and maintain the secrecy and confidentiality of, and its ownership of proprietary rights in, all such Intellectual Property.

(ii) The Company has implemented reasonable protections, which are in all cases in accordance with applicable provisions of Healthcare Regulatory Laws, intended to ensure the physical and electronic protection and disaster recovery of its websites, Intellectual Property and information technology and computer systems from loss, unauthorized access, use or modification, including monitoring compliance with such practices. To the Knowledge of the Company, since January 1, 2008, there has been no breach of security or material loss of data involving the websites or information technology and computer systems owned or controlled by the Company.

(g) Title to Intellectual Property Assets.

(i) The Company Intellectual Property listed in Section 3.15 of the Disclosure Schedule (except Third Party Software and Data and any in-licensed Trademarks) is free from Liens, except for Permitted Liens.

(ii) Except as listed in Section 3.15(g)(ii) of the Disclosure Schedule, the Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to all Company Intellectual Property and, to the Knowledge of the Company, has the valid right to use all other Intellectual Property that is material to the business of the Company as presently conducted.

(iii) The consummation of the transactions contemplated hereunder will not require the consent of any other Person with respect to the Purchaser’s right to own, license, use, or hold for use any Company Intellectual Property (except as set forth in Section 3.15(g)(iii) of the Disclosure Schedule).

(iv) To the Knowledge of the Company, the Company has entered into binding, written agreements with every current and former employee and independent contractor or subcontractor who has contributed to the creation, development or modification of any Intellectual Property that is material to the business of the Company, whereby such employees and independent contractors and subcontractors: (1) enter into a “work-made-for-hire” arrangement or written agreement with the Company or assign to the Company any ownership interest and right they may have in any Intellectual Property created for the Company; and (2) acknowledge the Company’s exclusive ownership of the Intellectual Property.

(h) Non-Infringement and Claims.

(i) To the Knowledge of the Company, the former and current conduct of the Company, and the Company Intellectual Property, Company Software, and any use of Open Source Software or Third Party Software and Data, as currently or formerly owned, licensed, or used by the Company, have not infringed, misappropriated, diluted, or otherwise violated the Intellectual Property rights of any other Person.

(ii) Since January 1, 2008, there are no Claims pending, or to the Knowledge of the Company threatened, that have been brought by any Person against the Company (and no written or, to the Knowledge of the Company, oral notice provided, including in the form of offers or invitations to obtain a license) contesting the use or ownership of any material Company Intellectual Property owned or used by the Company, or alleging that the Company is infringing any Intellectual Property rights of a third party.

(i) To the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Intellectual Property of the Company. There are no Claims threatened or pending that have been brought by the Company (and no written or, to the Knowledge of the Company, oral notice provided, including in the form of offers or invitations to obtain a license) against any Person alleging infringement of any material Intellectual Property rights owned by the Company.

Section 3.16 Title to Assets; Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in, the tangible personal property and tangible assets that it uses regularly or that are necessary to the conduct of its business as currently conducted and all of which are free from Liens, except Permitted Liens, other than as described in Section 3.16 of the Disclosure Schedule.

Section 3.17 Benefit Plans.

(a) Section 3.17(a) of the Disclosure Schedule accurately lists all material Benefit Plans currently maintained or sponsored by or contributed to or required to be contributed to by the Company or by any ERISA Affiliate thereof or with respect to which any such entity may have any current or future liability (whether actual or contingent).

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, each Benefit Plan that is intended to qualify under Code Section 401(a) has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) finding that it so qualifies and that each such Benefit Plan’s related trust is exempt under Code Section 501, and to Company’s Knowledge, no circumstance exists that has resulted or could reasonably be expected to result in either the loss of any Benefit Plan’s or its related trust’s qualified status under the Code or the need to make a self-correction or voluntary correction under the IRS’s Employee Plans Compliance Resolution System (“EPCRS”) in order to avoid such loss of qualified status.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedule, each Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and with ERISA and the Code and all other applicable Laws. Except as set forth in Section 3.17(c) of the Disclosure Schedule, all required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in compliance in all material respects with the applicable requirements of ERISA and the Code and all other applicable Laws with respect to each Benefit Plan.

(d) Except as set forth in Section 3.17(d) of the Disclosure Schedule, to Company’s Knowledge no non-exempt prohibited transaction described in ERISA Sections 406 or Code Section 4975 or breach of fiduciary duty described in ERISA Section 404 has occurred with respect to any Benefit Plan for which the Company or any ERISA Affiliate thereof has or could reasonably be expected to have any material liability.

(e) Neither the Company nor any ERISA Affiliate thereof has ever sponsored, maintained, contributed to or been obligated to contribute to, and neither the Company nor any ERISA Affiliate thereof has any liability with respect to, any of the following: (i) any Multiemployer Plan, (ii) any Pension Plan subject to Section 302 or Title IV of ERISA or Code Sections 412, 430 or 4971 or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code (iii) any “multiple employer” plan described in Section 413 of the Code, (iv) any Welfare Plan funded by a voluntary employee beneficiary association as defined under Section 501(c)(9) of the Code, (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) any benefit plan or arrangement that provides benefits primarily to employees or other services providers located in a country other than the United States or that is subject to the Laws of any country other than the United States. No event has occurred and no condition exists with respect to any Benefit Plan that would subject the Company by reason of its affiliation with any current or former ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien or (iii) other liability imposed by ERISA, the Code or other applicable Laws. No Benefit Plan is or has ever been (and the Company has not sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(f) With respect to each Benefit Plan, the Company has made available or otherwise delivered to the Purchaser complete copies of the following documents, as applicable: (i) the current plan documents and any amendments thereto, and a written description of any non-written Benefit Plans; (ii) the most recent determination or opinion letter from the IRS; (iii) the most recently filed IRS Form 5500, with all schedules and the accountant’s opinion, if applicable; (iv) the most recent financial statements and actuarial valuation report, if applicable; (v) the current summary plan description and any summaries of material modifications with respect thereto; (vi) all related current trust agreements, insurance contracts, and other funding arrangements; (vii) any self-correction statements or voluntary correction program filings under EPCRS or any filings under the Department of Labor’s Voluntary Fiduciary Correction Program completed within the last 3 years; and (viii) any audit or examination notices or notices assessing or threatening the assessment of any material fines or penalties from the IRS, Department of Labor or any other Government Authority received within the last 3 years.

(g) No Claim is pending or, to Company’s Knowledge, is threatened against any Benefit Plan, its related trust (if any), or its or its related trust’s fiduciaries, other than claims for benefits in the ordinary course. No outstanding Order names, or is directed toward, any Benefit Plan or its fiduciaries or assets.

(h) Neither the Company nor any ERISA Affiliate thereof has any obligation to provide any health or life insurance benefits to any employees or former employees or other current or former service providers after retirement or other termination of employment, other than under COBRA or other similar Laws.

(i) Except as set forth in Section 3.17(i) of the Disclosure Schedule, to Company’s Knowledge the Company has timely paid all contributions, premiums, benefits and other amounts due to be paid to or under any Benefit Plan by the Closing Date and has appropriately reflected in its financial statements in accordance with GAAP any amounts due to be paid to or under any Benefit Plan after the Closing Date.

(j) The Company has no obligation to gross-up or reimburse any person for any taxes, penalties or interest that may be or become due under Sections 409A or 4999 of the Code.

(k) Except as set forth on Section 3.17(k) of the Disclosure Schedule, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company; (ii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under any Benefit Plan. No amount paid or payable under any Benefit Plan or otherwise to any person in connection with the execution of this Agreement or as a result of the transactions contemplated hereby will be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.18 Personnel Matters.

(a) Section 3.18(a) of the Disclosure Schedule sets out the name, status as full-time or part-time, whether currently on leave of absence, location of employment, job title, hire date, exempt or non-exempt classification, benefits participation and rate of remuneration (including salaries, wage rates, bonuses, commissions and consulting fees, as applicable) of each Company Employee on the date of this Agreement, and each other independent contractor or individual providing personal services to the Company as of the date of this Agreement. The Company has provided the Purchaser with information regarding each Company Employee’s length of service.

(b) The Company has complied in all material respects with all employment Laws, including provisions thereof relating to wages, hours, collective bargaining, employment of foreign citizens, including I-9 requirements, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, overtime, classification of employees and the collection and payment of withholding and/or social security Taxes. The Company has not incurred liability under the Worker Adjustment Retraining and Notification Act of 1988 (WARN) or any similar state or local statute, rule or regulation governing plant closings or mass layoffs.

(c) The Company is not delinquent in payments to any current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of employment of any such employee, and no employee has brought a claim for unpaid compensation or employee benefits, including overtime pay.

(d) The Company is not a party to any collective bargaining agreement with any labor organization, and no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition. No unfair labor practice charge, labor strike, work stoppage, slowdown or other material labor dispute is pending or, to the Company’s knowledge, threatened against the Company.

(e) To the Knowledge of the Company, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed by the Company to be conducted.

(f) No officer or key employee has informed the Company of an intention to terminate employment with the Company, nor does the Company have a present intention to terminate any officer or key employee.

(g) The employment of all Persons and officers employed by the Company, other than those employed by the Company pursuant to an employment or similar agreement listed on Section 3.17(k) of the Disclosure Schedule, is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company; provided that vacation time is estimated on the books and records and “trued-up” at year-end.

(h) The Company has properly classified individuals performing services for the Company as either employees or independent contractors, and has also properly classified employees of the Company as “exempt” or “non-exempt” under applicable Law.

Section 3.19 Agreement List & Status.

(a) Section 3.19 of the Disclosure Schedule (categorized by applicable subsection) accurately lists the following contracts, agreements or other understandings (whether written or oral) to which the Company is a party as of the date of this Agreement (the “Material Contracts” and each individually, a “Material Contract”):

(i) all data or customer contracts with an annual fee in excess of $25,000;

(ii) all commitments and other agreements to purchase materials, supplies, equipment or to furnish services, in each case involving the Company spending more than $100,000 in one transaction or a series of related transactions;

(iii) all other commitments and other agreements entered into in the ordinary course of business involving the Company spending more than $100,000 in one transaction or a series of related transactions;

(iv) all obligations relating to the Company’s Indebtedness that will not be fully satisfied at or before Closing;

(v) all leases or other rental agreements that provide for the Company’s paying or receiving annual payments exceeding $100,000 or that are material to the Company’s business operations;

(vi) each employment, severance, consulting or similar agreement with any directors, managers, employees, officers, consultants or other service providers;

(vii) any contract or Benefit Plan that provides for a payment or benefit or accelerated vesting, upon the execution of this Agreement or as a result of the consummation of the transactions contemplated by this Agreement;

(viii) all collective bargaining agreements or agreements with any labor organization, union or association

(ix) all agreements binding on the Company which impose non-competition or non-solicitation obligations;

(x) all agreements concerning a partnership, joint venture or the sharing of revenues, profits or expenses;

(xi) all commitments and other agreements providing for any future payments that are conditioned, in whole or in part, on a change of control of the Company or similar event;

(xii) any other agreement (or group of related agreements) requiring the Company to pay more than $100,000 if the Company gives less than 30 days’ notice of termination;

(xiii) all commitments and other agreements relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise, except purchases of supplies in the ordinary course of business;

(xiv) all commitments relating to the licensing of, or payment of royalties with respect to, any Intellectual Property by the Company to a third party or by a third party to the Company (other than licenses for generally available commercial, unmodified, “off-the-shelf” software costing less than $25,000 individually (including license, maintenance and support fees) that is used solely for the Company’s own internal use and licenses to the Copyright Works granted in the normal course of business to customers of the Company pursuant to a written license agreement), and any other agreements affecting the ability of the Company to use, register or enforce any Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements);

(xv) any commitments relating to the development of any Intellectual Property by any third party, including independent contractors or consultants;

(xvi) all commitments and other agreements for capital expenditures or the acquisition or construction of fixed assets which require aggregate future payments in excess of $100,000;

(xvii) all commitments and other agreements between the Company on the one hand, and the Sellers and any member or any Affiliate of the Seller or any immediate family member of the foregoing, on the other hand;

(xviii) any commitments containing covenants that restrict or prohibit the business activity of the Company, including most favored nations or most favored customer provisions, geographic restrictions, exclusive distribution and marketing arrangements and exclusive licenses;

(xix) any agency, dealer, distributor, sales representative or marketing commitments with an annual fee in excess of $100,000;

(xx) any commitments and other agreements with any Governmental Authority (excluding Governmental Authorizations);

(xxi) all commitments providing for contingent payments by or to the Company of more than $100,000 in the aggregate, including payments contingent upon the satisfaction of specified performance measures; and

(xxii) all commitments of the Company to enter into any agreement of the types described in subsections (i) through (xxi) of this Section 3.19(a).

(b) The Company has delivered to the Purchaser a true and correct copy of each Material Contract, together with all amendments, modifications or supplements thereto.

(c) Each agreement or commitment listed in Section 3.19 of the Disclosure Schedule is, as of the date hereof, in full force and effect and is enforceable in accordance with its terms by the Company, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.

(d) The Company is, in all material respects, complying with each agreement or commitment listed in Section 3.19 of the Disclosure Schedule to which it is a party and, to the Company’s Knowledge, no other party to any of those agreements or commitments is in material breach of any of them. There exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a material default by the Company or, to the Knowledge of the Company, by a counterparty to such agreement or commitment. The Company has not received written notice of any default or notice of early termination or failure to exercise any extension option under any agreement or commitment listed in Section 3.19 of the Disclosure Schedule.

Section 3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company is not, and since January 1, 2011 has not been, party to any contracts, agreements, understandings, commitments, or transactions with any Related Party and no Related Party owns any right or asset used in connection with the Business (each an “Affiliate Agreement”).

Section 3.21 Brokers. Neither the Sellers nor the Company has engaged any broker, agent, finder, or similar representative such that the Purchaser or the Company will be liable post-Closing for any brokerage commissions, finders’ fees or similar commissions in connection with the transactions contemplated by this Agreement.

Section 3.22 Customers. Section 3.22 of the Disclosure Schedule sets forth the names of the twenty-five (25) largest customers of the Company, as measured by the aggregate amount of revenue recognized by the Company in respect of goods or services purchased by such customers during the year ended June 30, 2014, along with the dollar amount of revenue relating to each such customer for such period. Since January 1, 2014, the Company has not received any written communication from any such customer of any intention to cease or materially decrease their purchases from the Company of any goods or services.

Section 3.23 Receivables. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company’s accounts receivable reflected as current assets in the final determination of the amount of Final Net Working Capital and generated since the Interim Balance Sheet (the “Accounts Receivable”) (i) are valid and existing obligations of the Company, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any written, or to Company’s Knowledge, oral notices of defenses, rights of set-off or counterclaims.

Section 3.24 Regulatory Matters.

(a) The Company, and its Affiliates, directors, officers, managers, employees, and agents acting in their capacity on behalf of the Company, has acted in compliance with requirements of, all Laws relating to healthcare regulatory matters (collectively, “Healthcare Regulatory Laws”) including: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. §§ 1320a-7b(b); (v) the False Claims Act, 31 U.S.C. §§ 3729-3733; (vi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (viii) the Exclusion Laws, 42 U.S.C. § 1320a-7; (ix) the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191 (“HIPAA”); (x) the discount safe harbor to the Federal Health Care Program Anti-Kickback Statute, as set forth in 42 C.F.R.1001.952(h) and any related agency guidance; and (xi) any applicable federal, state or local statute, regulation or order applicable to fraud and abuse, recordkeeping, referrals, network access, disclosure of discounts, privacy and security.

(b) Neither the Company, nor (in connection with any services rendered by or on behalf of the Company) any of its respective Affiliates, directors, officers, managers, employees, or, to the Company’s Knowledge, contractors, or agents acting on their behalf: (i) is or has been convicted of or charged or threatened with prosecution or are under investigation by a Governmental Authority for any violation of a Healthcare Regulatory Law including any Law applicable to a health care program defined in 42 U.S.C. § 1320a- 7b(f)) (“Federal Health Care Programs”); (ii) is or has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances; (iii) is excluded, suspended or debarred from, or has ever been excluded, suspended or debarred from, participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or (iv) has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(c) There is no material Claim pending, or to the Company’s Knowledge, threatened by any Governmental Authority with respect to or involving any alleged violation by Company or any of its directors, officers, managers or employees, or to the Company’s Knowledge, contractors or agents of any Healthcare Regulatory Law, each acting in their capacity on behalf of the Company.

(d) In connection with health regulatory matters, all material Governmental Authorizations necessary for the lawful conduct of the Company’s business as presently conducted (the “Material Health Regulatory Permits”) are in full force and effect in all material respects, and the Company is not in material default or violation of any Material Health Regulatory Permit to which it is a party. No proceeding is pending or, to the Company’s Knowledge, threatened to limit, condition, revoke, suspend, cancel or adversely modify any Material Health Regulatory Permit. Neither the Company, nor any director, officer, employee, and to the Company’s Knowledge, agent or contractor, each acting in their capacity on behalf of the Company, failed to comply with any Material Health Regulatory Permits, except for any such failures to comply that, individually or in the aggregate, has not had or could not reasonably be expected to have a Material Adverse Effect on the Company, taken as a whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE SELLERS

Except as set forth in the Disclosure Schedule, (a) as to representations and warranties below relating to a Seller, such Seller represents and warrants, and (b) as to all other representations and warranties below, each Seller, severally and not jointly, represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

Section 4.1 Organization and Qualification.

(a) Each of Mgmt. and Mgmt. B validly exists as a limited liability company duly organized and in good standing under Illinois law and has all requisite limited liability company power and authority necessary to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b) The Sellers have delivered to the Purchaser true and correct copies of the currently effective articles of organization and operating agreement of each of Mgmt. and Mgmt. B.

Section 4.2 Title. Section 4.2 of the Disclosure Schedule sets forth the Sellers’ respective ownership of all of the Membership Interests. Except as set forth in Section 4.2 of the Disclosure Schedule, the Sellers own, free from all Liens, and have good and valid title to their respective Membership Interests. Each Seller has the sole power to vote, dispose of and otherwise transfer the Membership Interests of which it is the beneficial owner without the approval, consent or other action of any Person.

Section 4.3 Authority.

(a) Each Seller has the necessary power and authority to enter into this Agreement and the Escrow Agreement and to consummate the Acquisition and other transactions contemplated by this Agreement and the Escrow Agreement.

(b) Each Seller’s signing, delivering, and performing this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement have been duly and validly authorized by all necessary action with respect to such Seller.

(c) This Agreement has been duly and validly signed and delivered by such Seller.

(d) Assuming this Agreement and the Escrow Agreement, as applicable, are legally binding obligations of the Purchaser (and the other parties thereto, except the Sellers, the Sellers’ Representative and the Company), this Agreement and the Escrow Agreement to which each Seller is a party are such Seller’s legally binding obligation enforceable against such Person in accordance with its respective terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.

Section 4.4 No Conflicts.

(a) Except as set forth in Section 4.4(a) of the Disclosure Schedule, each Seller signing, delivering, or performing this Agreement or the Escrow Agreement or consummating the transactions contemplated under this Agreement or the Escrow Agreement does not, whether with or without notice or time’s passing:

(i) contravene the organizational or governing documents of any Seller;

(ii) contravene or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination or cancellation) under any of the terms, conditions or provisions of any material agreement to which a Seller is a party or any Governmental Authorization necessary for a Seller to conduct its business; or

(iii) contravene any Law applicable to a Seller.

(b) Except as set forth in Section 4.4(b) of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority in any jurisdiction must be obtained by a Seller before such Person signs, delivers or performs this Agreement or the Escrow Agreement.

Section 4.5 No Other Agreements. Except for this Agreement and the Escrow Agreement, none of the Sellers have any agreement with any other Person to sell all or a portion of the equity interests, assets or business of the Company or to effect any merger, consolidation, recapitalization or other reorganization of the Company.

Section 4.6 Brokers. None of the Sellers has engaged any broker, agent, finder, or similar representative such that the Purchaser or the Company will be liable post-Closing for any brokerage commissions, finders’ fees or similar commissions in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Sellers, as of the date hereof and as of the Closing, as follows:

Section 5.1 Organization and Qualification; Authority.

(a) The Purchaser validly exists as a corporation duly incorporated and in good standing under the laws of the State of Delaware.

(b) The Purchaser has the corporate power and authority to sign, deliver, and perform, in accordance with their terms, this Agreement and the Escrow Agreement and to consummate the Acquisition and other transactions contemplated by this Agreement and the Escrow Agreement.

(c) The Purchaser’s signing, delivering and performing this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement, including the Acquisition and the Escrow Agreement, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part, or on behalf, of the Purchaser are necessary to authorize the Purchaser’s signing, delivering and performing this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by this Agreement and the Escrow Agreement.

(d) This Agreement and the Escrow Agreement have been duly and validly signed and delivered by the Purchaser.

(e) Assuming this Agreement and the Escrow Agreement, as applicable, are legally binding obligations of the Sellers and the Company party thereto (and the other parties thereto other than the Purchaser), this Agreement and the Escrow Agreement are the Purchaser’s legally binding obligations enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.

Section 5.2 No Conflicts.

(a) The Purchaser’s signing, delivering, or performing this Agreement or the Escrow Agreement or consummating the transactions contemplated under this Agreement or the Escrow Agreement does not, whether with or without notice or time’s passing:

(i) contravene the organizational or governing documents of the Purchaser;

(ii) contravene or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination or cancellation) under any of the terms, conditions or provisions of any material agreement to which the Purchaser is a party or any Governmental Authorization necessary for the Purchaser to conduct its business; or

(iii) contravene any Law applicable to the Purchaser.

(b) No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority in any jurisdiction or third Person must be obtained by the Purchaser before the Purchaser can sign, deliver, or perform this Agreement or the Escrow Agreement.

Section 5.3 Litigation. As of the date of this Agreement and the Closing Date, no Claim that would prevent or materially delay the Purchaser from consummating the Acquisition or the other transactions contemplated by this Agreement or the Escrow Agreement, is pending or, to the Purchaser’s Knowledge, is threatened.

Section 5.4 Brokers. The Purchaser has not engaged any broker, agent, finder, or similar representative such that the Sellers or the Company will be liable for any brokerage commissions, finders’ fees or similar commissions in connection with the transactions contemplated by this Agreement.

Section 5.5 Financial Ability. The Purchaser has, or will have as of immediately prior to the Closing, immediately available funds sufficient to consummate the transactions contemplated by this Agreement and acknowledges and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that the Purchaser obtain financing for or relating to any of the transactions contemplated by this Agreement.

ARTICLE VI

RESTRICTIVE COVENANTS & OTHER COVENANTS

Section 6.1 Conduct of the Business. Except as set forth in Section 6.1 of the Disclosure Schedule, the Sellers and the Company hereby covenant and agree that, from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Sellers will, and will cause the Company to, except as otherwise contemplated hereby or approved in writing by the Purchaser, (i) conduct the Business only in the ordinary course, consistent with past practice in substantially the same manner heretofore conducted, (ii) use their commercially reasonable efforts to preserve substantially intact its present business organization and the present material commercial relationships with Persons with whom it does business and (iii) not do any of the following:

(a) enter into any contract or commitment which, if entered into prior to or as of the date of this Agreement, would be required to be set forth on Section 3.19 of the Disclosure Schedule, or materially amend, modify or terminate any Material Contract or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practices;

(b) declare, pay, make or agree to make or otherwise effectuate any distributions, redemptions, repurchases or other similar transaction involving its equity interests or make any distribution of assets (other than cash distributions, the aggregate effect of which would not result in the Closing Cash Balance being less than $2,950,000);

(c) (1) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of any class or any equity interests of the Company convertible into or exercisable or exchangeable for voting or equity interests of any class (except for the issuance of certificates in replacement of lost certificates) or (2) adjust, split, combine or reclassify any of its equity interests;

(d) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person;

(e) (A) increase the base salary, wages, bonus opportunity or other compensation or benefits payable or that may become payable or benefits of any current or former employee, manager, officer, director, or consultant of the Company (except (1) for annual, promotion-related or merit-based base salary increases in the ordinary course of business consistent with past practice, (2) as otherwise required by the terms of any Benefit Plan or (3) as required by Law) or pay any bonus or special remuneration (whether in cash, equity or otherwise) to any employee, officer, director, or consultant (except for quarterly or annual bonuses in the ordinary course of business); (B) establish, adopt, enter into, amend or terminate any Benefit Plan (or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement), except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement; (C) grant, increase or enter into any agreement which provides for, change-in-control, severance or retention pay, or equity or equity-based compensation, in each case with respect to any current or former employees, managers, officers, directors or consultants of the Company; (D) except as specifically provided herein, take any affirmative action to accelerate the vesting of any outstanding awards of equity or equity-based compensation; (E) except for the hiring or engagement of non-officer employees or individual independent contractors in the ordinary course of business, each of whom has aggregate annual base compensation that is not in excess of $125,000, hire or engage any employee or individual independent contractor of the Company; (F) terminate without “cause” any employee, director or consultant of the Company; or (G) forgive or discharge (except as a result of any payments hereunder) in whole or in part any outstanding loans or advances to any present or former employee, officer, director or consultant;

(f) adopt any amendments to their organizational and governing documents;

(g) merge or consolidate with or into any other Person or dissolve or liquidate;

(h) make any loan to, or enter into any transaction with any equity holders of the Company or any present or former officers, directors, managers, or employees of the Company, or with any of the Sellers or their members or Affiliates or any immediate family members of the foregoing;

(i) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets;

(j) enter into any lease or agreement under with the Company is the lessee of, or hold or operates, any material real or personal property owned by any other party;

(k) incur or assume any long-term indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person, in each case, in excess of $100,000 in the aggregate;

(l) acquire (including by merger, consolidation or the lease or acquisition of any equity interest or assets) any assets except for (1) acquisitions of inventory, supplies and equipment in the ordinary course of business consistent with past practices and (2) other assets with a purchase price, in the aggregate, of less than $100,000.

(m) lease, sell, pledge, assign or otherwise dispose of any assets (other than Intellectual Property, which is addressed in Section 6.1(n) below), except for assets with a purchase price, in the aggregate, of less than $75,000 or the disposal and replacement of obsolete and worn equipment or the disposal of personal property that is no longer material to the conduct of the business of the Company;

(n) sell, assign, transfer, subject to a Lien, license, abandon, permit to lapse or otherwise dispose of any Intellectual Property of the Company, with the exception of licenses to the Copyright Works granted in the normal course of business to customers of the Company pursuant to a written license agreement;

(o) enter into any new line of business outside of the Business of the Company as presently conducted;

(p) make any capital investment in, or any loan or advance to, any other Person, in excess of $100,000 in the aggregate;

(q) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practices;

(r) make any settlement of or compromise any Tax liability of the Company make any new Tax election or adopt any new material Tax method of accounting, file any amended Tax Return, enter into any closing agreement with respect to any Tax, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment of the Company, provided that the foregoing shall not apply with respect to Income Taxes.

(s) except as required by GAAP or by applicable Law, change any of the accounting principles or practices used by the Company or write up, write down or write off the book value of any material assets; or

(t) agree in writing or otherwise to do anything contained in this clause (iii).

Section 6.2 Access and Information. From the date hereof until the Closing or the earlier termination of this Agreement, the Sellers will (a) afford to the Purchaser and its officers and employees reasonable access during normal business hours, subject to reasonable advance notice, to all of the Company’s executive-level personnel, properties (but Purchaser will not be permitted to perform any invasive testing on the property), contracts, Books and Records and (b) furnish promptly to the Purchaser all information in the Sellers’ possession concerning the Business and the transactions contemplated hereby (excluding information on other bidders and bids received for the sale of the Business) as the Purchaser may reasonably request. Any such access and information will not constitute any additional representation or warranty of the Sellers beyond those expressly set forth herein. The Sellers will not be required to provide access to or to disclose information where such access or disclosure would be prohibited by any Law or attorney-client privilege.

Section 6.3 Confidentiality.

(a) Each of the Sellers agree that each such Person will not, and that such Person will cause its Affiliates and its Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Purchaser, disclose or use any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the transactions contemplated hereby or any information regarding the Company or the Business; provided that, the information subject to this Section 6.3(a) will not include information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided further, that the provisions of this Section 6.3(a) will not prohibit any retention of copies of records or disclosure (i) as permitted by Section 6.3(b) or (ii) made in connection with enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, each of the Sellers may disclose any such information to their respective legal, financial and other advisors and representatives, provided that, before disclosing the information or any portion thereof to such advisors and representatives, the respective Seller will inform them of the confidential nature of the information and obtain their written agreement to keep such information confidential and not to disclose such information to any other person.

(b) If a Seller or any of its respective Representatives become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then that Person will (i) give the Purchaser prompt written notice of such requirement and (ii) consult with and assist the Purchaser, at the Purchaser’s expense, in obtaining an injunction or other appropriate remedy to prevent such disclosure. Subject to the previous sentence, the disclosing Seller or such Representatives may make only such disclosure that, on the advice of its counsel, it is legally compelled or otherwise required to make.

Section 6.4 Noncompetition.

(a) Except as provided in Section 6.4(b), from the date hereof through and including (x) the third anniversary of the date hereof for each of the Sellers excluding each of Sachs and Burke (that period, the “Seller Restricted Period”) and (y) the fifth anniversary of the date hereof for Sachs and Burke (that period, the “Principals Restricted Period” and, together with the Seller Restricted Period, the “Restricted Periods”), no Restricted Party, whether directly or indirectly (including through any Affiliate or Representative), will:

(i) engage in the Business, or

(ii) own an interest in, manage, operate or participate in as a partner, member, employee, stockholder, consultant or otherwise, any Competitor.

(b) A Restricted Party’s ownership of securities having no more than 2% of the outstanding voting power of the publicly traded securities of any Competitor will not violate this Section 6.4 as long as such Restricted Party has no other connection or relationship with such entity.

(c) A Restricted Party will not be deemed to be in violation of this Section 6.4 by (i) investing in a private equity (or similar) fund that, as of the later of the date of this Agreement or the date of such investment, does not invest in or advise a Competitor with revenues in the Business in excess of $250,000 on an annualized basis at any time prior to such date, (ii) investing in an accelerator for startup businesses that, as of the later of the date of this Agreement or the date of such investment, does not invest in a Competitor with revenues in excess of $250,000 on an annualized basis at any time prior to such date or (iii) providing advisory consulting services to startup enterprises managed, owned or advised by private equity (or similar) funds or accelerators, in each case, in which such Restricted Party is invested; provided that such enterprises (x) are not primarily engaged in the Business at the time such services are provided or (y) do not have revenues in excess of $250,000 on an annualized basis at any time prior to such services.

(d) The applicable Restricted Period will be extended by the length of any period during which any Restricted Party or any Affiliate of a Restricted Party is in breach of this Section 6.4.

Section 6.5 Nonsolicitation of Employees. During the applicable Restricted Period, no Restricted Party, whether directly or indirectly (including through any Affiliate or Representative), will for itself or himself or on behalf of or in conjunction with any other Person:

(a) hire or solicit for hire any employee (or former employee whose employment has terminated following the date which is six months prior to the date hereof) of the Company; provided, however, Sachs or any entity Sachs is affiliated with shall not be restricted from hiring Burke;

(b) encourage any employee of the Company to resign from the Company; or

Section 6.6 Nonsolicitation of Customers, Suppliers. (a) During the applicable Restricted Periods, no Restricted Party, whether directly or indirectly (including through any Affiliate), will induce or attempt to induce any customer of the Company to end or diminish that Person’s business relationship with the Company.

(b) Each Restricted Party agrees that the Purchaser is relying on the covenants and agreements set forth in Section 6.4, Section 6.5 and this Section 6.6, that without such covenants the Purchaser would not enter into this Agreement or the transactions contemplated hereby, and that such Restricted Party is receiving, directly or indirectly, a portion of the Purchase Price as sufficient consideration to make the covenants and agreements set forth herein enforceable.

Section 6.7 Employment and Benefit Matters.

(a) For each Company Employee who continues to be employed by the Company (the “Continuing Employees”) immediately following the Closing, for purposes of determining eligibility to participate, and entitlement to benefits, where length of service is relevant under a health plan, vacation policy, paid time off policy, disability plan, life insurance or Code Section 401(k) plan of the Purchaser or its subsidiaries in which the Continuing Employees commence to participate on or after the Closing Date (a “Purchaser Plan”), Purchaser will provide that the Continuing Employees will receive service credit under each such Purchaser Plan for their period of service with the Company prior to the Closing without any break in service, but only to the extent such service (i) was recognized by the Company for such purposes under comparable Benefit Plans and (ii) would not result in a duplication of benefits.

(b) Purchaser will use commercially reasonable efforts to provide each Continuing Employee with the opportunity to participate in the Benefit Plans in which they were participants immediately prior to the Closing until the earliest to occur of (i) December 31, 2015, (ii) the date the Continuing Employee becomes eligible to participate in a comparable Purchaser Plan, and (iii) the date the Continuing Employee ceases to be eligible to participate under terms of the Benefit Plan.

(c) To the extent allowable by law and the terms of such plans, Purchaser will use commercially reasonable efforts (i) to enroll or allow each Continuing Employee to enroll in any Purchaser Plans under the terms of which each Continuing Employee may be eligible at the time the Continuing Employee’s participation in the similar Benefit Plan ceases in accordance with Section 6.7(b) above, (ii) to waive any limitations as to pre-existing condition exclusions and waiting periods with respect to each Continuing Employee and their spouses and dependents, if applicable, under such plans, and (iii) to provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the transfer to the Purchaser Plans in satisfying any deductible or out-of-pocket requirements under such plans for the plan year in which the transfer occurs.

(d) Nothing contained in this Section 6.7, (i) will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, (ii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or other Company Employee), including with respect to any right to employment or continued employment or to a particular term or condition of employment, or (iii) obligate Purchaser to (A) maintain any particular Benefit Plan beyond the time required by subsection (b) above, or (B) hire or retain the employment of any particular Continuing Employee.

Section 6.8 Life Insurance Policies. As of the date of this Agreement, Company is the owner and beneficiary under certain life insurance policies insuring Sachs and further described on Section 6.7(d) of the Disclosure Schedule (the “Employee Policy”). Prior to the Closing, the Sellers will cause ownership of the Employee Policy to be cancelled or transferred to Sachs or his designee with no further liability to the Company.

Section 6.9 Press Releases. Neither the Sellers’ Representative nor any Seller, whether directly or indirectly, may issue any press release or announcement relating to any aspect of this Agreement or the transactions contemplated by this Agreement without the Purchaser’s prior, written approval; provided, however, that each of the Sellers’s Representative and the Sellers may make any public disclosure it believes in good faith is required by Law or any Governmental Authority. Prior to issuing any press release or announcement relating to the transactions contemplated by this Agreement (other than any public disclosure the Purchaser believes in good faith is required by Law or any Governmental Authority), the Purchaser shall, to the extent practicable, provide the Sellers’ Representative with a reasonable opportunity to review such press release or announcement.

Section 6.10 Access to Books and Records. Through the seventh anniversary of the date hereof and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement or any confidentiality obligations), the Purchaser will provide each of the Sellers and their Representatives with reasonable access, during normal business hours and upon reasonable prior written notice, to all Books and Records of the Company pertaining or relating to the period on or before the date hereof with respect to any Tax audits or Tax Returns, ordinary course accounting or reporting or in connection with legal actions, whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

Section 6.11 Acquisition Proposals. In consideration of the substantial expenditure of time, effort and expense undertaken by the Purchaser in connection with its due diligence review and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement and the Closing, the Company and each of the Sellers agree that none of them will (or will permit any of their respective Affiliates or Representatives to), directly or indirectly, (a) solicit, encourage or initiate any Acquisition Proposal; (b) engage in negotiations or discussions concerning, or provide any nonpublic information to any Person in connection with, any Acquisition Proposal; (c) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal; or (d) enter into any agreement, arrangement, or other understanding that would reasonably be expected to require the Company or any Seller to abandon, terminate or fail to consummate the transactions contemplated hereby. The Company and each of the Sellers will (and will cause each of its Affiliates to) immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing. The Company and each of the Sellers will promptly advise Purchaser in writing of any communications they may receive or become aware of relating to any Acquisition Proposal (but will not be required to disclose any proposed terms or the identity of the Persons involved with any such Acquisition Proposal).

Section 6.12 Release. For the valuable consideration set forth in this Agreement, each Seller, on his own behalf and on behalf of his assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (each, a “Seller Releasor”), effective as of the Closing, hereby knowingly, irrevocably, voluntarily and unconditionally, fully and finally, releases, discharges, acquits and forever waives and relinquishes any and all claims, counterclaims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, damages, actions, causes of action, costs, expenses, and compensation of whatever kind and nature, past, present, or future, at law or in equity, whether known or unknown, which any Seller Releasor has as of the Closing against the Company, or against each other Seller or their respective officers, directors, managers, partners, and employees or any of their heirs, executors, successors and assigns (in each case in their capacity as such) (each, a “Seller Releasee”) relating to the Company or ownership of the Company arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken or permitted prior to the Closing, including any claims which relate to or arise out of (i) such Seller Releasor’s prior relationship with any or all of the Seller Releasees or such Seller Releasor’s rights or status as an equity holder of the Company or of a Seller, and further including any claims in connection with the negotiation, execution and performance of this Agreement, (ii) such Seller Releasor’s ownership of the Membership Interests (including any and all of the rights waived hereunder), (iii) the business or affairs of the Company and (iv) any current or future value of the Membership Interests, in each case except with respect to such Seller Releasor’s rights under this Agreement, and all covenants, agreements and arrangements and the transactions contemplated by this Agreement.

Section 6.13 Termination of Affiliate Agreements. At or prior to Closing, the Company shall terminate, or otherwise amend to exclude the Company as a party thereto, all Affiliate Agreements, other than those Affiliate Agreements set forth on Section 6.13 of the Disclosure Schedule.

Section 6.14 Antitrust Approvals.

(a) Each of the Sellers and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the Purchaser in doing all things necessary, proper or advisable (subject to applicable law) to satisfy or cause to be satisfied all of the conditions precedent set forth in Article VIII and Article IX and to consummate the transactions contemplated by this Agreement. Sellers and Purchaser will make all filings required of each of them or their respective Affiliates under HSR Act as promptly as practicable and, in any event, within ten Business Days after execution of this Agreement. In furtherance and not in limitation of the foregoing, each of the Sellers and the Company will use its commercially reasonable efforts to comply promptly with any Antitrust Information or Document Requests. None of the Sellers or the Company will offer or agree to any consent decree, settlement, remedy, undertaking, commitment, action or agreement in respect of antitrust approval of the transactions contemplated hereby without the prior written consent of the Purchaser.

(b) The Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the other parties hereto and the Company in doing, all things necessary, proper or advisable (subject to applicable Law) to satisfy or cause to be satisfied all of the conditions precedent as set forth in Article VIII and Article IX and to consummate and make effective the transactions contemplated by this Agreement. The Purchaser will make all filings required of it or its Affiliates under the HSR Act as promptly as practicable and, in any event, within ten Business Days after execution of this Agreement. In furtherance and not in limitation of the foregoing, the Purchaser will use its commercially reasonable efforts to (i) prepare and file all filings, notices, notifications, petitions, requests, statements, registrations and updates to registrations, submissions of information, applications and other documents with Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement; (ii) comply promptly with any Antitrust Information or Document Request concerning the transactions contemplated by this Agreement, including participating in meetings with officials of any Governmental Authority during the course of its review of the transactions contemplated hereby; (iii) support the Sellers and the Company in their response to requests for information from any Governmental Authority in connection with its investigation of the transactions contemplated hereby; and (iv) otherwise assist in facilitating antitrust approval of the transactions contemplated by this Agreement. To the extent permitted by the relevant Governmental Authority, the Company, the Sellers and the Purchaser will (A) allow each other (including outside counsel) to attend and participate in all meetings, discussions and other communications with all Governmental Authorities in connection with the review of the transactions contemplated by this Agreement, (B) promptly and fully inform each other of any written or material oral communication received from or given to any Governmental Authority by any of them or any of their respective Affiliates relating to the transactions contemplated herein, and provide each other with copies of any such written communication, (C) permit each other to review in advance, to the extent practicable, with reasonable time and opportunity to comment and consider in good faith their views with respect thereto, any proposed submission, correspondence or other communication by any of them to any Governmental Authority relating to the transactions contemplated herein, and (D) provide reasonable prior notice to and, to the extent practicable, consult with each other in advance of any meeting, material conference or material discussion with any Governmental Authority relating to the transactions contemplated herein (and allow the others to attend and participate in such meeting, conference or discussion). The Company, the Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as ‘outside counsel only.’ Such materials and the information contained herein will be given only to outside legal counsel of the recipient, unless express written permission is obtained in advance from the source of the materials (the Company, the Sellers or the Purchaser, as the case may be). If reasonably requested by any other party and if permitted to do so by the relevant Governmental Authority, the Company, the Sellers or the Purchaser will, upon reasonable notice, cause a Representative thereof to attend any one or more meetings, either by phone or in person, before a Governmental Authority in support of approval of the transactions contemplated by this Agreement. Each of the Company, the Purchaser and the Sellers will use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. The Purchaser will use its commercially reasonable efforts to propose, negotiate, commit to and effect any consent decree, settlement, remedy, undertaking, commitment, action or agreement, including any amendment or other revision to this Agreement (each, a “Remedial Action”), as may be required in connection with a Governmental Authority’s review of the transactions contemplated hereby; provided that any such Remedial Action (1) is conditioned on the consummation of the transactions contemplated by this Agreement and (2) does not, individually or in the aggregate, have a material adverse effect on the Purchaser as measured against the business of the Purchaser (taken as a whole). Notwithstanding anything to the contrary contained in this Section 6.14 or elsewhere in this Agreement, the Purchaser will not have any obligation under this Agreement to take any Remedial Actions, including any of the following Remedial Actions if the Purchaser, in good faith, reasonably expects such action to have more than a de minimis adverse effect on the business or interests of the Purchaser or the Company: (x) to sell, dispose of or transfer or cause any of its subsidiaries to sell, dispose of or transfer any assets; (y) to discontinue or cause any of its subsidiaries to discontinue offering any product or service; or (z) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date).

Section 6.15 Certain Regulatory Matters. The Sellers shall cause the Company to use its reasonable best efforts to ensure that the process of updating all of the Company’s current business associate agreements shall be substantially completed prior to the September 23, 2014 HIPAA Omnibus Final Rule deadline.

Section 6.16 Cooperation. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, each of the Sellers and the Company shall use their respective reasonable best efforts to cause each of the conditions set forth in Section 8.11 and Section 8.12 to be satisfied at or prior to 5:00 p.m. Central Time on September 5, 2014.

ARTICLE VII

TAX RELATED COVENANTS

The following provisions will govern the allocation of responsibility as between Purchaser and Sellers for certain tax matters following the Closing Date:

Section 7.1 Tax Indemnification. Each Seller will indemnify the Purchaser and the Company and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of the Company (except to the extent such Tax liability is specifically reflected as a liability or reserve for Tax liabilities in the determination of the Final Net Working Capital for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”). Sellers will pay Purchaser for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.1 within fifteen (15) days after Purchaser’s written request for payment of such Taxes provided, that the Sellers shall not be required to make any payment earlier than five days before it is due to the appropriate taxing authority.

Section 7.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Tax Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 7.3 Responsibility for Filing Tax Returns.

(a) Pre-Closing Income Tax Returns. The Sellers will prepare or cause to be prepared all Income Tax Returns for the Company for all Pre-Closing Tax Periods.

(b) Pre-Closing Non-Income Tax Returns. The Purchaser will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Closing Tax Periods that are due to be filed after the Closing Date, other than Income Tax Returns for such periods. Such non-Income Tax Returns will be prepared consistently with the past practice of the Company, unless otherwise required by applicable Law. The Purchaser will permit the Sellers to review and comment on each such Tax Return described in the two preceding sentences prior to filing. The Sellers will pay the Purchaser for Taxes of the Company with respect to such periods within ten Business Days after the Purchaser’s written request for payment of such Taxes provided, that the Sellers shall not be required to make any payment earlier than five days before it is due to the appropriate taxing authority.

(c) Straddle Period Returns. The Purchaser will prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Straddle Tax Periods. Such Tax Returns will be prepared consistently with the past practice of the Company unless otherwise required by applicable Law. The Purchaser will permit the Sellers to review and comment on each such Tax Return described in the two preceding sentences prior to filing. The Sellers will pay the Purchaser within ten Business Days after the Purchaser’s written request for payment with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date provided, that the Sellers shall not be required to make any payment earlier than five days before it is due to the appropriate taxing authority.

Section 7.4 Cooperation on Tax Matters.

(a) Purchaser, the Company and Sellers will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 7.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Sellers, as the case may be, will allow the other Party to take possession of such books and records.

(b) Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 7.5 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement will be borne 50% by Purchaser and 50% by Sellers.

Section 7.6 Amended Returns and Retroactive Elections. Purchaser will not, and will not cause or permit the Company to, (a) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (b) make any Tax election that has retroactive effect to any year ending on or before the Closing Date or to any Straddle Period, in each such case without the prior written consent of the Sellers (which consent will not be unreasonably withheld, conditioned or delayed).

Section 7.7 [RESERVED]

Section 7.8 Other Tax Covenants.

(a) The Purchaser covenants that without obtaining the prior written consent of the Sellers (which consent will not be unreasonably withheld, conditioned or delayed) it will not, and will not cause or permit the Company or any Affiliate of the Purchaser or the Company to make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action applies to periods prior to the Closing Date.

(b) After the Closing Date, the Purchaser and the Company will not, without obtaining the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company for any Pre-Closing Tax Period or any Straddle Tax Period.

(c) The Sellers will have the right to any Tax refunds received by the Company for any Pre-Closing Tax Period or portion of any Straddle Tax Period that ends on the Closing Date but only in excess of the amount that is specifically reflected as an asset for Tax liabilities in the Final Working Capital. The Purchaser will cooperate with the Sellers to file any Tax Returns to claim such Tax refunds. The Purchaser will pay such amounts of Tax refunds to the Sellers no later than five Business Days after the receipt by the Company of such Tax refunds.

ARTICLE VIII

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The Purchaser’s obligation to consummate the transactions contemplated by this Agreement will be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

Section 8.1 Representations, Warranties and Covenants of the Sellers.

(a) The representations and warranties of the Sellers contained in Section 3.1 (Organization and Qualification; Authority), Section 3.2(a) (No Conflicts), Section 3.3 (Ownership and Control), Section 3.21 (Brokers) and ARTICLE IV will be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date.

(b) The representations and warranties of the Sellers contained in this Agreement (other than those listed in Section 8.1(a)) will be true and correct in all respects (without regard to any materiality, material adverse effect or similar materiality qualifications set forth in any such representations or warranties) as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except, in each case, for any inaccuracies and omissions that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Change.

(c) The covenants and agreements of the Sellers and the Company to be performed on or before the Closing Date in accordance with this Agreement will have been duly performed in all material respects.

(d) Purchaser will have received at the Closing a certificate confirming the items in this Section 8.1, Section 8.3, Section 8.5 and Section 8.7 dated the Closing Date and validly executed by the Company and each Seller; provided, that, with respect to Section 8.3, Section 8.5 and Section 8.7, the confirmation will be qualified by the Knowledge of each Seller.

Section 8.2 Filings; Consents. Each of the Governmental Authorizations and third-party authorizations and consents listed in Section 8.2 of the Disclosure Schedule will have been obtained.

Section 8.3 No Injunction. At the Closing Date, there will be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify the terms of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or the transactions contemplated by this Agreement.

Section 8.4 Closing Deliveries. The Sellers will have delivered, or caused to be delivered, to Purchaser those items set forth in Section 2.2(a).

Section 8.5 Litigation. On the Closing Date, there will be no action pending or threatened against the Sellers or the Company pertaining to the transactions contemplated hereby.

Section 8.6 Indebtedness and Release of Liens. The Company’s Indebtedness will have been repaid in full by disbursement of cash on hand of the Company, or a portion of the Purchase Price. The Sellers will have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that the Indebtedness outstanding as of the Closing Date and all Liens with respect thereto, and all other Liens on the Company’s assets (but not Permitted Liens), have been released.

Section 8.7 No Material Adverse Change. No Material Adverse Change, individually or in the aggregate, will have occurred on or before the Closing.

Section 8.8 Payoff Letters. The Sellers shall have delivered to the Purchaser the Payoff Letters executed by each lender, or other payee, of the Closing Indebtedness, each indicating the amount required to fully discharge such Indebtedness as of the Closing Date and in form and substance reasonably acceptable to the Purchaser.

Section 8.9 Closing Cash Balance. The Sellers have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that the Closing Cash Balance equals or exceeds $2,950,000.

Section 8.10 Letters of Resignation. The Sellers have delivered to the Purchaser letters of resignation, effective as of the Closing Date, signed by each officer, manager and/or board member of the Company.

Section 8.11 Employee Matters Agreements. Each individual listed on Section 8.11 of the Disclosure Schedule shall have duly executed and delivered to the Purchaser an employee matters agreement substantially in the form attached hereto as Exhibit B, and each such agreement shall be in full force and effect as of the Closing; provided, however, that in the event that any such individual has not executed and delivered an employee matters agreement at or prior to 5:00 p.m. Central Time on September 5, 2014 this condition shall be deemed waived by the Purchaser at 5:00 p.m. Central Time on September 8, 2014 solely with respect to such individuals that have not executed and delivered such employee matters agreements.

Section 8.12 Invention Assignment Agreements. Each individual listed on Section 8.12 of the Disclosure Schedule shall have duly executed and delivered to the Purchaser an invention assignment agreement substantially in the form attached hereto as Exhibit C, and each such agreement shall be in full force and effect as of the Closing; provided, however, that in the event that any such individual has not executed and delivered an invention assignment agreement at or prior to 5:00 p.m. Central Time on September 5, 2014 this condition shall be deemed waived by the Purchaser at 5:00 p.m. Central Time on September 8, 2014 solely with respect to such individuals that have not executed and delivered such invention assignment agreements.

Section 8.13 Agreement Termination. The agreements set forth on Section 8.13 of the Disclosure Schedule shall have been terminated at or prior to Closing and the Company shall have no obligation or liability with respect thereto as evidenced by a duly executed and valid termination agreement, in a form satisfactory to the Purchaser.

ARTICLE IX

CONDITIONS TO THE SELLERS’ OBLIGATION TO CLOSE

The Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

Section 9.1 Representations, Warranties and Covenants of Purchaser.

(a) The representations and warranties of the Purchaser contained in Section 5.1 (Organization and Qualification; Authority), Section 5.2(a) (No Conflicts) and Section 5.4 (Brokers) will be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date.

(b) The other representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality or Material Adverse Change will be true and correct in all respects, and those not so qualified will be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(c) The covenants and agreements of the Purchaser to be performed on or before the Closing Date in accordance with this Agreement will have been duly performed in all material respects.

(d) The Sellers will have received at the Closing a certificate confirming the items in this Section 9.1 and Section 9.2 dated the Closing Date and validly executed on behalf of the Purchaser.

Section 9.2 No Injunction. At the Closing Date, there will be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or otherwise seeks to modify the terms of any of the transactions contemplated by this Agreement or questions the validity or legality of this Agreement or any of the transactions contemplated by this Agreement.

Section 9.3 Closing Deliveries. The Purchaser will have delivered, or caused to be delivered, to the Sellers those items set forth in Section 2.2(b).

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival.

(a) Survival Periods. The representations and warranties contained in ARTICLE III, ARTICLE IV and ARTICLE V of this Agreement or in any certificate or other document delivered under the terms of this Agreement and covenants contained in this Agreement will survive the Closing for the following periods (each a “Survival Period”):

(i) all covenants which are to be performed prior to the Closing shall survive until the Final Release Date and all other covenants will terminate according to their terms or if no time of performance is specified, upon the expiration of the applicable statute of limitations plus 60 days, as such may be amended or extended;

(ii) the representations and warranties under Section 3.1 (Organization and Qualification; Authority), Section 3.3 (Ownership and Control) and Section 3.21 (Brokers) (collectively, the “Company Fundamental Representations”) and the representations and warranties under Section 4.1 (Organization and Qualification), Section 4.2 (Title), Section 4.3 (Authority) and Section 4.6 (Brokers) (collectively, the “Seller Fundamental Representations”) will survive the Closing indefinitely;

(iii) the representations and warranties under Section 3.9 (Tax Matters), Section 3.17 (Benefit Plans) and Section 3.24 (Regulatory Matters) will survive the Closing until the expiration of the applicable statute of limitations plus 60 days, as such may be amended or extended;

(iv) the representations and warranties under Section 5.1 (Organization and Qualification; Authority) and Section 5.4 (Brokers) (collectively, the “Purchaser Fundamental Representations”) will survive the Closing indefinitely;

(v) any other representations and warranties under ARTICLE III, ARTICLE IV and ARTICLE V that are not listed under subsections (ii) – (iv) above or that are in any certificate or document delivered in accordance with this Agreement, will survive until the Final Release Date.

(b) Claims Made. No Claim for indemnification under this ARTICLE X may be made after the expiration of the applicable Survival Period; provided, however, if an Indemnified Party delivers a Claim Notice in accordance with Section 10.4 or a Third Party Claim Notice in accordance with Section 10.5 prior to the expiration of the applicable Survival Period, such indemnification Claim will survive the expiration of such Survival Period until such Claim has been satisfied or fully resolved as provided in this ARTICLE X, but only with respect to the matters explicitly described in such notice.

Section 10.2 Indemnification of Purchaser Indemnified Parties by Sellers. Subject to the limitations, terms, and conditions of this ARTICLE X:

(a) General. From and after the Closing, the Sellers, (x) jointly in respect of all Indemnifiable Losses satisfied from the Indemnification Escrow Account and (y) severally in respect of all Indemnifiable Losses required to be satisfied by the Sellers outside of the Indemnification Escrow Account, in accordance with their respective Pro Rata Portion, will indemnify and hold harmless Purchaser Indemnified Parties against all Indemnifiable Losses incurred or suffered by a Purchaser Indemnified Party arising out of, resulting from, or in connection with any of the following:

(i) any inaccuracy in or breach of any representation or warranty contained in ARTICLE III, ARTICLE IV (other than representations and warranties contained in Section 3.9 (Tax Matters), Section 3.17 (Benefit Plans) or in any certificate or other document delivered by the Sellers in accordance with this Agreement (without regard to any materiality, material adverse effect or similar materiality qualifications set forth in any such representations or warranties) that is not, in each case, a Company Fundamental Representation or a Seller Fundamental Representation, as the case may be;

(ii) any inaccuracy in or breach of any representation and warranty contained in Section 3.9 (Tax Matters), Section 3.17 (Benefit Plans), any Company Fundamental Representation or any Seller Fundamental Representation (without regard to any materiality, material adverse effect or similar materiality qualifications set forth in any such representations or warranties);

(iii) any breach or failure to perform any covenant in this Agreement or in any certificate or other document delivered under the terms of this Agreement to be performed by either the Company at the Closing or by the Sellers at the Closing or thereafter;

(iv) all Taxes imposed on the Company or for which the Company may be otherwise liable for a Pre Closing Tax Period and any portion of a Straddle Tax Period ending on the Closing Date, except that the Sellers will not be liable for or pay, nor will they indemnify Purchaser Indemnified Parties from and against any Tax liability to the extent such Tax liability is specifically reflected as a liability or reserve for Tax liabilities in the determination of the Final Net Working Capital;

(v) any Closing Indebtedness unpaid following the Closing; and

(vi) any Transaction Expenses unpaid following the Closing.

(b) Certain Exclusions. No Seller will be liable to a Purchaser Indemnified Party for indemnification under Section 10.2(a)(i) (1) unless and until, individually or in the aggregate, all Indemnifiable Losses in respect of indemnification under Section 10.2(a) exceed $500,000, (the “Basket”), it being understood that once such amount is exceeded, only the amount of such claims in excess of the Basket shall be payable by the Sellers on demand by the Purchaser or (2) for any Claim that individually results in Indemnifiable Losses in an amount that does not exceed $7,500.

(c) Maximum Liability for Indemnification. The maximum liability of the Sellers under Section 10.2(a)(i) shall not, in the aggregate, exceed the Indemnification Escrow Amount. The maximum liability of the Sellers under Sections 10.2(a)(ii) – (vi) shall not, in the aggregate, exceed the Purchase Price.

Section 10.3 Indemnification of the Sellers by Purchaser. Subject to the limitations, terms and conditions of this ARTICLE X, from and after the Closing, the Purchaser will indemnify and hold harmless the Sellers against all Indemnifiable Losses incurred or suffered by Sellers arising out of, resulting from, or in connection with any of the following: (i) any inaccuracy in or breach of any representation or warranty contained in ARTICLE V or in any certificate or other document delivered by the Purchaser in accordance with this Agreement; or (ii) any breach or failure to perform any covenant in this Agreement or in any certificate or other document delivered under the terms of this Agreement to be performed by the Purchaser at the Closing or thereafter by the Company after the Closing.

Section 10.4 Non Third Party Claims.

(a) Claim Notice. For each indemnification Claim not involving a Third Party Claim (each, an “Indemnification Claim”), the Indemnified Party will deliver written notice of that Indemnification Claim (each, a “Claim Notice”) to the Indemnifying Party both with reasonable promptness and before the applicable Survival Period for that Indemnification Claim expires. In each Claim Notice, an Indemnified Party will include a reasonably detailed description of the Indemnification Claim, the Indemnification Claim’s nature and basis and, to the extent known, the Indemnification Claim amount.

(b) Claim Dispute. An Indemnifying Party is entitled to dispute its liability to an Indemnified Party with respect to an Indemnification Claim. To dispute an Indemnification Claim, an Indemnifying Party will give written dispute notice (“Objection Notice”) to the Indemnified Party asserting the Indemnification Claim by 5:00 p.m. Central Time on the 30th day after the Indemnifying Party receives the Indemnified Party’s Claim Notice in accordance with Section 10.4(a).

(c) Good Faith Negotiation; Resolution. If, in accordance with Section 10.4(b), an Indemnifying Party timely delivers an Objection Notice to an Indemnified Party with respect to an Indemnification Claim, the Indemnifying Party and the Indemnified Party will negotiate in good faith for 15 days after the Indemnifying Party delivered that Objection Notice. If they cannot resolve the dispute within that 15 day period, then the dispute will be resolved by any legally available means consistent with this ARTICLE X and ARTICLE XII. If the Indemnified Party is a Purchaser Indemnified Party and the Indemnifying Party does not dispute a Claim Notice by timely delivering to the Indemnified Party an Objection Notice in accordance with Section 10.4(b), the Purchaser and the Sellers’ Representative shall promptly deliver joint written instructions to the Escrow Agent to deliver to the Purchaser an amount equal to the applicable Indemnification Claim promptly from the Indemnification Escrow Account by wire transfer of immediately available funds.

Section 10.5 Third Party Claims.

(a) Notice of Third Party Claim. Except as provided in ARTICLE VII with respect to certain Tax matters, if any third party makes any Claim against an Indemnified Party (a “Third Party Claim”) for which an Indemnifying Party may have liability, the Indemnified Party will deliver written notice of that Third Party Claim (a “Third Party Claim Notice”) to the Indemnifying Party both with reasonable promptness and before the applicable Survival Period for that Third Party Claim expires. In each Third Party Claim Notice, an Indemnified Party will include a reasonably detailed description of the Indemnification Claim, the Indemnification Claim’s nature and basis, the damages claimed by the third party, and all legal pleadings for the Third Party Claim.

(b) The Indemnifying Party’s Assumption of the Defense. Except as provided in ARTICLE VII with respect to certain Tax matters, if an Indemnifying Party wishes to assume the defense of the Third Party Claim, it will do so by sending written notice of the assumption to the Indemnified Party. Promptly after sending the notice of assumption, the Indemnifying Party will choose and employ independent legal counsel of reputable standing. After delivery of such written notice, the Indemnifying Party is entitled to contest, pay, settle, or compromise the Third Party Claim, subject to subsection (e) below.

(c) The Indemnified Party’s Right to Undertake the Defense. Notwithstanding anything in subsection (b) above to the contrary but subject to ARTICLE VII with respect to certain Tax matters, an Indemnified Party is entitled:

(i) to participate in the defense of a Third Party Claim and to employ separate co-counsel (and the parties shall jointly control the defense), and the Indemnifying Party will bear the reasonable fees, costs and expenses of such separate counsel only if (A) there exists any actual conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (B) such Third Party Claim seeks an injunction or other equitable relief against the Indemnifying Party (C) such Third Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement action or proceeding, or (D) the resolution of the Third Party Claim would be reasonably likely to materially and adversely affect the operations or business of the Purchaser or the Company; and

(ii) to defend a Third Party Claim with counsel of its own choosing and without the participation of the Indemnifying Party if, in the case of this clause (ii) only, (A) by the 30th day after the Indemnified Party has delivered to the Indemnifying Party the applicable Third Party Claim Notice for the Third Party Claim, the Indemnifying Party fails or refuses to give notice under Section 10.5(b) that it is assuming the defense of that Third Party

Claim, or (B) the Indemnifying Party elects not to assume, or does not diligently pursue in good faith, the defense of the Third Party Claim or disputes the Indemnified Party’s right to indemnification; provided, however, that except with the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed), the Indemnified Party will not consent to the entry of any judgment or enter into any compromise or settlement of any Third Party Claim that does not involve only the payment of money damages; provided further, the Indemnified Party will keep the Indemnifying Party informed of developments and events relating to such Third Party Claim, including furnishing Indemnifying Party with copies of any pleading, correspondence or other documents as it may reasonably request.

(d) Litigation Expenses. Except as provided in ARTICLE VII with respect to certain Tax matters, if the Indemnified Party assumes the defense of the Third Party Claim under Section 10.5(c)(ii), the Litigation Expenses related thereto (from the date of the assumption of such defense) will be borne by the Indemnifying Party in the event that the Indemnified Party’s right of indemnification is ultimately established through compromise, settlement or appropriate legal means as provided hereunder.

(e) Compromise and Settlement of Third Party Claims.

(i) General Rule. Except as provided in ARTICLE VII regarding certain Tax matters and in Section 10.5(e)(ii), if an Indemnifying Party assumes the defense of a Third Party Claim, such Indemnifying Party may not compromise or settle the Third Party Claim without the Indemnified Party’s prior written consent, which will not unreasonably be withheld, conditioned, or delayed. The Indemnifying Party has no liability with respect to any Third Party Claim settled or compromised by the Indemnified Party, or for which the Indemnified Party consented to the entry of any judgment without the Indemnifying Party’s consent, which will not be unreasonably withheld, conditioned, or delayed.

(ii) Exceptions. Except as provided in ARTICLE VII with respect to certain Tax matters, an Indemnifying Party may compromise or settle any Third Party Claim without an Indemnified Party’s consent if the following three conditions are met:

(A) there is no finding or admission that any Indemnified Party violated any Law or any Person’s rights;

(B) the sole relief provided is monetary damages that are fully borne by the Indemnifying Party; and

(C) the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s full release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of the Third Party Claim.

Section 10.6 Indemnification Payments. Subject to any applicable limitations under this Section 10.6, indemnification claims under this ARTICLE X must be paid as follows:

(a) Escrow Release Payments. To the extent that any Purchaser Indemnified Party is entitled to any indemnification payments under this ARTICLE X, such indemnification payments shall be disbursed to such Purchaser Indemnified Party by wire transfer of immediately available funds from the Indemnification Escrow Account to the bank accounts designated by such Purchaser Indemnified Party.

(b) Payments to Purchaser Indemnified Parties. To the extent that any Purchaser Indemnified Party is entitled to any indemnification payments under this ARTICLE X following the reduction of the funds in the Indemnification Escrow Account to zero, such payments will be paid by wire transfer by the applicable Seller(s) of immediately available funds to the bank accounts designated by such Purchaser Indemnified Party.

(c) Payments to Sellers. With respect to any indemnification obligations of the Purchaser under Section 10.3, such payments will be paid by wire transfer of immediately available funds by the Purchaser to the bank accounts designated by the Sellers’ Representative for the further benefit of the Sellers in accordance with each Seller’s Pro Rata Portion of such payment.

(d) Payment and Instructions Due Date. Except as provided in ARTICLE VII with respect to certain Tax matters:

(i) Promptly upon any Purchaser Indemnified Party becoming entitled to release of amounts from the Indemnification Escrow Account pursuant to Section 10.6(b), the Purchaser and the Sellers’ Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to so release such amounts.

(ii) the Person owing an indemnification payment under Section 10.6(a) or Section 10.6(c) will make that payment within five Business Days after the earlier of:

(A) the date on which the payment amount is determined by written agreement of the Purchaser and the applicable Seller(s); or

(B) both the payment amount and the Indemnifying Party’s obligation to pay the amount have been finally determined by a final non appealable judgment of a court having jurisdiction over the proceeding as permitted by ARTICLE XII.

Section 10.7 Exercise of Remedies by Purchaser Indemnified Parties. No Purchaser Indemnified Party (other than the Purchaser or any successor or, subject to Section 12.13, permitted assignee of the Purchaser) is entitled to assert any Indemnification Claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the Indemnification Claim or the exercise of such other remedy.

Section 10.8 No Duplicate Recovery; Certain Loss Exclusions.

(a) Despite any contrary provision of this Agreement or of the Escrow Agreement, Purchaser Indemnified Parties (whether individually or collectively) or the Sellers (whether individually or collectively) are not entitled to recover more than once with respect to any individual Loss or adjustment to the Purchase Price, and no duplicate payment, reimbursement, indemnification, adjustment to the Purchase Price or other form of recovery or remedy in respect of any such Loss is permitted. Notwithstanding anything herein to the contrary, there will be no recovery for any Loss or alleged Loss by Purchaser Indemnified Parties under Section 10.2, to the extent such item was treated as a liability that has been included in the calculation of the Final Net Working Capital.

(b) The amount of any Loss subject to indemnification under Section 10.2 or of any Claim therefor will be calculated net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (but after taking into account any reasonable costs incurred by the Purchaser Indemnified Parties in connection with recovering under such policies). The Purchaser will, and will cause the Company to use commercially reasonable efforts to, seek full recovery under all insurance policies and other indemnification and contribution arrangements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by the Purchaser Indemnified Parties or the Company or any of their respective Affiliates with respect to any Loss for which any such Person has been indemnified hereunder and received payment therefor, then a refund equal to the aggregate amount of the recovery (net of any reasonable costs incurred by the Purchaser Indemnified Parties in connection with recovering under such policies) will be made promptly to the Sellers in accordance with each Seller’s Pro Rata Portion thereof.

Section 10.9 Punitive and Certain Other Damages. No Indemnified Party will be entitled to indemnification for any (a) special, punitive or exemplary damages; (b) loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill; (c) lost profits, consequential, indirect or incidental damages; or (d) damages calculated based on a multiple of profits, revenue or any other financial metric, except, in each case, (i) to the extent such damages are finally awarded and actually paid by the Indemnified Party in connection with a Third Party Claim, or (ii) to the extent such damages described in clauses (b)—(d) of this Section 10.9 arise from breaches of covenants.

Section 10.10 Indemnification Escrow Release. On the date that is nine (9) months following the Closing Date, the Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Indemnification Escrow Account by wire transfer of immediately available funds an amount equal to fifty percent (50%) of the Indemnification Escrow Amount, if any, less the aggregate of any claims for indemnification under Section 10.2(a) properly asserted prior to such date by Purchaser Indemnified Parties in writing in accordance with this ARTICLE X, but not yet resolved as of such date. On the Final Release Date, the Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Indemnification Escrow Account by wire transfer of immediately available funds all or a portion of the cash held in the Indemnification Escrow Account, such that, following such transfer, the amount of cash remaining in the Indemnification Escrow Account equals only the amount, if any, of claims for indemnification under Section 10.2(a) properly asserted prior to such date by Purchaser Indemnified Parties in writing in accordance with this ARTICLE X, but not yet resolved as of the Final Release Date (such claims “Unresolved Claims,” and such amount of funds to be transferred, the “Indemnification Escrow Remainder”). Such joint written instructions to the Escrow Agent shall cause the Escrow Agent to pay to each of the Sellers such Seller’s Pro Rata Portion of the Indemnification Escrow Remainder to the bank accounts designated by each such Seller from the Indemnification Escrow Account. Upon final resolution of any Unresolved Claim in respect of which an amount had been retained (to the extent not utilized to satisfy valid claims for indemnification pursuant to Section 10.2(a)), the Purchaser and the Sellers’ Representative shall provide a joint written instruction to the Escrow Agent to deliver such amount promptly from the Indemnification Escrow Account by wire transfer of immediately available funds and such amount shall be deemed to have become Indemnification Escrow Remainder and shall be paid to each Seller in accordance with the process set forth in the preceding sentence and the terms of the Escrow Agreement.

Section 10.11 Exclusive Remedy.

(a) The sole and exclusive remedy for all Claims arising under, out of, or related to this Agreement (including for any inaccuracy in or breach of any representation or warranty in the Agreement or any certificate or other document delivered by a party in accordance with this Agreement or any breach or failure to perform any covenant in this Agreement or in any certificate or other document delivered under the terms of this Agreement) is the indemnification set forth in this ARTICLE X and each party hereby waives, to the full extent it may do so, any other rights or remedies that may arise under any applicable Law, except (i) with respect to claims for injunctive relief or specific enforcement made with respect to breaches of any covenant or agreement contained in this Agreement or the Escrow Agreement, (ii) as provided in ARTICLE VII with respect to certain Tax matters and (iii) in the event of fraud.

(b) This Section 10.11, together with the other provisions of this ARTICLE X, was specifically bargained for among the Purchaser and the Sellers in arriving at the Purchase Price. In agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in this Agreement and in the Escrow Agreement, the Sellers and the Purchaser have specifically relied upon this Section 10.11 and the limitations on remedies provided in this ARTICLE X.

Section 10.12 Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Agreement will be treated as an adjustment to the Purchase Price, unless determined otherwise by a final Taxing Authority determination. This Section 10.12 will not require any party to appeal a final Taxing Authority determination or enter into litigation.

ARTICLE XI

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) the mutual written consent of each of the Sellers and the Purchaser;

(b) either the Sellers’ Representative (on behalf of the Sellers) or the Purchaser if the Closing has not occurred by the close of business on October 27, 2014 (the “End Date”), and the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;

(c) by Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth herein will have occurred, is not cured within thirty (30) days after written notice thereof from Purchaser to the Sellers’ Representative, would cause the conditions set forth in ARTICLE VIII hereof not to be satisfied, and such condition will be incapable of being satisfied by the End Date;

(d) by the Sellers’ Representative, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth herein will have occurred, is not cured within thirty (30) days after written notice thereof from the Sellers to the Purchaser, would cause the conditions set forth in ARTICLE IX hereof not to be satisfied, and such condition will be incapable of being satisfied by the End Date; or

(e) either the Sellers’ Representative or the Purchaser if a court of competent jurisdiction or any other Governmental Authority will have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action will have become final and non-appealable.

(f) by the Purchaser prior to 5:00 p.m. Central time on September 8, 2014, if either of the conditions set forth in Section 8.11 or Section 8.12 is not satisfied by 5:00 p.m. Central Time on September 5, 2014.

Section 11.2 Procedure and Effect of Termination. In the event of termination of this Agreement, pursuant to Section 11.1, written notice thereof will forthwith be given by the terminating party to the other party specifying the basis for such termination, and this Agreement will thereupon terminate and become void and have no effect, and the transactions contemplated hereby will be abandoned without further action by the parties, except that the provisions of Section 12.3 will survive the termination of this Agreement; provided, however, that termination of this Agreement will not relieve any party of any liability for any breach occurring prior to the termination.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement will be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by a reputable express carrier (delivery charges prepaid), (c) sent by registered or certified U.S. mail (postage prepaid) or (d) sent by electronic mail, in each case to the address or electronic mail address set forth on Annex A. Hand-delivered notice or notice sent by a reputable express carrier (delivery charges prepaid) is deemed delivered when the addressee receives it, but receipt must be confirmed in writing. Notice sent by electronic mail is deemed delivered when sent, if sent before 5:00 pm Central Time on a Business Day, and on the next Business Day if sent at any other time, in each case, return receipt requested. Notice sent by registered or certified U.S. mail (postage prepaid) is deemed delivered three Business Days after deposit with the U.S. Postal Service. A party may change its address specified on Annex A by giving written notice to each other party in accordance with this Section 12.1.

Section 12.2 Interpretation. When this Agreement refers to an Article or a Section, such reference is to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and must not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Any reference to any period of days refers to the relevant number of calendar days, unless otherwise specified.

Section 12.3 Expenses. Unless this Agreement expressly provides otherwise, each party will bear any expenses it incurs in connection with the negotiation and consummation of the transactions contemplated by this Agreement. The Sellers will bear any expenses incurred by or on behalf of themselves, the Sellers and, prior to Closing, the Company in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including the Transaction Expenses.

Section 12.4 Governing Law. Delaware law (without regard to any jurisdiction’s conflict of laws principles) exclusively governs all matters arising from or relating in any way to this Agreement, including any claim, demand, action, cause of action, proceeding, or counterclaim arising out of or relating to this Agreement as well as the interpretation, construction, performance, and enforcement of this Agreement.

Section 12.5 Forum.

(a) For any Claim, demand, action, cause of action, proceeding, or counterclaim arising out of or relating to this Agreement, to the maximum extent permitted under applicable law, each party irrevocably consents to the exclusive jurisdiction of the Court of the Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any Claim, demand, action, cause of action, proceeding or counterclaim shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware. A final judgment rendered by such courts with respect to any such Claim, demand, action, cause of action, proceeding, or counterclaim will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) To the maximum extent permitted under applicable law, each party irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of Claim, demand, action, cause of action, proceeding, or counterclaim arising out of or relating to this Agreement in the applicable courts set forth in Section 12.5(a). To the maximum extent permitted under applicable law, each party irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.

Section 12.6 Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, PROCEEDING, OR COUNTERCLAIM MUST BE DECIDED BY COURT TRIAL WITHOUT A JURY. ANY PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE THE PARTIES HAVE WAIVED THEIR RIGHT TO TRIAL BY JURY.

Section 12.7 Entire Agreement. This Agreement (together with the Exhibits, Annexes and Schedules thereto), together with the Confidentiality Agreement and the Escrow Agreement, embodies the parties’ completely integrated agreement and supersedes all other agreements.

Section 12.8 Amendments. This Agreement may be amended only by a separate written instrument identified as an amendment to this Agreement and duly signed and delivered by all parties.

Section 12.9 Waivers. Any party may waive another party’s breach of or compliance with this Agreement, but any waiver must be in a writing signed by the waiving party. A party’s waiver does not waive any other earlier, concurrent, or later breach or compliance.

Section 12.10 Severability. The parties intend this Agreement be fully enforced wherever a party seeks to enforce it. If a Governmental Authority or arbitrator finds any provision unenforceable in a particular jurisdiction, then the following will apply:

(a) the Governmental Authority or arbitrator considering the matter may amend the unenforceable provision to the least extent necessary to make it enforceable;

(b) if an unenforceable provision cannot be reformed under this Section 12.10, then that provision is ineffective in that jurisdiction, but only to the least extent necessary to make the rest of this Agreement enforceable there; and

(c) reforming any provision must not affect the rest of this Agreement and must not prevent the affected provision — as originally written — from being enforced elsewhere.

Section 12.11 No Presumption from Authorship. The parties negotiated this Agreement at arm’s length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Authority or arbitrator construing or interpreting this Agreement will do so as if the parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a party because that party (or any of its representatives) drafted any part of this Agreement.

Section 12.12 Time of Performance. Whenever the last day or only day for performing under this Agreement falls on a non Business Day, the date for performing extends to the next succeeding Business Day.

Section 12.13 Assignment.

(a) General. Except as provided in Section 12.13(b), without the prior written consent of each party to this Agreement, no party may, in any way, transfer any of its rights under this Agreement or delegate any performance under this Agreement. This Section 12.13(a) prohibits all transfers of any rights under this Agreement and all delegations of any performance under this Agreement, however accomplished, whether voluntarily or involuntarily, whether by assignment, merger, consolidation, dissolution, operation of law, change of control, or any other means. The Purchaser or the Sellers, in such party’s or parties’ sole discretion, may withhold consent under this Section 12.13(a) for any reason or no reason. Any purported transfer of rights or delegation of performance violating this Section 12.13(a) is void.

(b) Exceptions. The Purchaser and its Affiliates may transfer its rights under this Agreement to any one or more of the following: (i) a buyer of all or substantially all of the Purchaser’s assets or capital stock, (ii) a buyer of all or substantially all of Purchaser’s parent entity’s assets or capital stock, or (iii) any Affiliate of the Purchaser; provided, that in each case, the Purchaser remains the primary obligor for any obligations under this Agreement. The Purchaser may (and after the Closing, the Company may) assign to its financing sources as collateral security any or all of its interests in this Agreement and in the Escrow Agreement.

Section 12.14 Successors and Assigns. This Agreement binds the parties as well as their successors and, subject to Section 12.13, permitted assigns.

Section 12.15 Third-party Beneficiaries. ARTICLE X confers rights and remedies upon each of the Sellers and Purchaser Indemnified Party, and each of them is an intended third party beneficiary of ARTICLE X. No Person other than the parties to this Agreement and such Persons described in the preceding sentences has any rights or remedies under this Agreement. The parties reserve the right and power to amend or terminate this Agreement without the consent of any Person who is not a party to this Agreement.

Section 12.16 Further Assurances. From time to time, as and when reasonably requested by any party hereto and at such party’s expense, any other party will sign and deliver to the other parties any additional documents and will take any other lawful action that any other party may reasonably request to carry out the Acquisition and the other transactions contemplated by this Agreement.

Section 12.17 Counterparts. The parties may sign this Agreement in multiple counterparts. Each signed counterpart is considered an original document, but all signed counterparts, when taken together, constitute one original document. A party may effectively deliver that party’s signed counterpart of this Agreement by facsimile or by e-mail of a non-editable PDF copy.

Section 12.18 Specific Performance. The parties confirm that the Membership Interests are unique property and that no adequate remedy at Law exists for the damage that any of them might sustain for another party’s failing to consummate the Acquisition and the other transactions contemplated by this Agreement. Accordingly, if any party materially breaches any of its obligations under this Agreement, the non breaching party may seek to obtain a decree of specific performance requiring the breaching party to fulfill its obligations under this Agreement. The party seeking specific performance need not post any bond or other security or show actual damages.

*** Signature Pages Follow ***

The parties are signing this Membership Interest Purchase Agreement on the date specified in the Preamble.

Sellers:		Purchaser:

SG-2 MANAGEMENT, LLC		MEDASSETS, INC.

By:	/s/ Michael A. Sachs	By:	/s/ John A. Bardis

Its:	Manager	Its:	President and Chief Executive Officer

Name: Michael A. Sachs		Name: John A. Bardis

SG-2 MANAGEMENT B, LLC

By:	/s/ Michael A. Sachs

Its:	Manager

Name: Michael A. Sachs
MICHAEL A. SACHS CHARITABLE REMAINDER UNITRUST

MICHAEL A. SACHS

/s/ Michael A. Sachs		By:	/s/ Michael A. Sachs
MICHAEL J. BURKE			Michael A. Sachs, Trustee

/s/ Michael J. Burke		MICHAEL J. BURKE TRUST DATED SEPTEMBER 5, 2002

The Company:
		By:	/s/ Michael J. Burke
SG-2, LLC			Michael J. Burke, Trustee

By:	/s/ Michael A. Sachs

Its:	Chairman

Name: Michael A. Sachs

Signature Page to Membership Interest Purchase Agreement

Annex A

Notice Information

Party	Notice Information	Copies To (which shall not constitute notice)

Purchaser	MedAssets, Inc. 100 North Point Center East, Suite 200 Alpharetta, GA 30022 Attn: Jonathan Glenn Email: jglenn@medassets.com	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attn: Morgan D. Elwyn Email: melwyn@willkie.com

Sellers:	Michael A. Sachs 731 Prospect Avenue Winnetka, Il 60093 Email: mas@sachsinv.com	Freeborn & Peters LLP 311 South Wacker Drive Chicago, Illinois 60606 Attn: Peter I. Mason Email: pmason@freeman.com

Annex A

Membership Interest Purchase Agreement

Annex B

Definitions

“Accounts Receivable” is defined in Section 3.23.

“Acquisition” is defined in Section 1.1.

“Adjustment Escrow Account” is defined in Section 1.7(a).

“Adjustment Escrow Amount” is defined in Section 1.7(a).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person. As used above, “control” (whether a noun or verb) with respect to a Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Agreement” is defined in Section 3.20.

“Agreement” means this Membership Interest Purchase Agreement, as amended, modified, or supplemented from time to time in accordance with its terms.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so-called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Acquisition Proposal” means any proposal relating to a possible (a) merger, consolidation, share exchange or similar transaction involving the Company or any Seller that is not a natural person; (b) sale, lease or other disposition, directly or indirectly, of any material assets of the Company; (c) issuance, sale or other disposition of any securities (or options, rights or warrants to purchase or securities convertible into, such securities) of the Company or any Seller that is an entity; (d) liquidation, dissolution, or other similar type of transaction with respect to the Company or any Seller that is not a natural person; or (e) other transaction which is similar in form, substance or purpose to any of the foregoing transactions.

“Base Price” is defined in Section 1.2(a).

Annex B

Membership Interest Purchase Agreement

“Basket” is defined in Section 10.2(b).

“Benefit Plan” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits (other than salary), as compensation for services rendered, including Pension Plans, Welfare Plans, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, which the Company or any ERISA Affiliate thereof sponsors, maintains, contributes to or is obligated to contribute to, or with respect to which the Company or any ERISA Affiliate thereof has or may have any current or future liability (whether actual or contingent), in each case with respect to any of its current or former directors, managers, employees, officers, agents or other service providers.

“Books and Records” means business records (in any form or medium), including all books, ledgers, files, reports, plans, records, manuals, sales and credit records, books of account, financial records, invoices, supplier lists, billing records, engineering records, drawings, blueprints, schematics, studies, surveys, reports, advertising and sales material, customer lists, customer records, test records, financing records, and personnel and payroll records.

“Burke” is defined in the Preamble.

“Business” is defined in the Recitals.

“Business Day” means any day other than Saturday, Sunday, or any day when banking institutions in New York, New York are required or authorized to be closed either under applicable Law or by Governmental Authority action.

“Claim” means any action, suit, complaint, petition, case, litigation, claim, arbitration, investigation, charge, audit, criminal prosecution, notice of violation, penalty, fine, sanction, subpoena or other proceeding, whether civil or criminal.

“Claim Notice” is defined in Section 10.4(a).

“Closing” is defined in Section 2.1.

“Closing Balance Sheet” is defined in Section 1.5(a).

“Closing Cash Balance” means the cash of the Company (actual cash in Company bank accounts, and not book cash) as of immediately prior to the Closing.

Annex B

Membership Interest Purchase Agreement

“Closing Cash Consideration” is defined in Section 1.3(b).

“Closing Date” is defined in Section 2.1.

“Closing Indebtedness” means all Indebtedness of the Company as of the opening of business on the Closing Date, but excluding the letter of credit in the amount of $265,868 issued in lieu of a security deposit under the Company’s real property lease.

“Closing Statement” is defined in Section 1.5(a).

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985 and any guidance issued thereunder.

“Code” means the Internal Revenue Code of 1986, as periodically amended.

“Company” is defined in the Preamble.

“Company Employees” mean the employees of the Company as of the Closing Date.

“Company Fundamental Representations” is defined in Section 10.1(a)(ii).

“Company Intellectual Property” means the Intellectual Property listed in Section 3.15 of the Disclosure Schedule.

“Company Software” means all material software, including data and data files, source code, object code, application programming interfaces, firmware, middleware, web widgets subroutines, architecture, files, records, schematics, computerized databases and other related specifications and documentation, including any of the foregoing that is currently in development, that the Company owns or purports to own.

“Company Trademarks” means the Trademarks listed in Section 3.15 of the Disclosure Schedule.

“Competitor” means any Person engaged in the Business, in North America or any nation, state, territory or location where the Company conducted business within the five (5) years preceding the Closing Date.

“Continuing Employees” is defined in Section 6.7(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Company and the Purchaser dated as of June 28, 2014.

“Copyright Works” is defined in the definition of Intellectual Property.

“Creditors” is defined in Section 1.4(a)(ii).

Annex B

Membership Interest Purchase Agreement

“Disclosure Schedule” means all the Sections of the Disclosure Schedule that are incorporated into this Agreement and delivered under this Agreement concurrently with its execution and delivery and that constitute exceptions to the Sellers’ representations and warranties in ARTICLE III or ARTICLE IV or that provide information to which such representations and warranties specifically refer.

“Dispute Resolution Auditor” is defined in Section 1.5(c).

“Employee Policy” is defined in Section 6.8.

“End Date” is defined in Section 11.1(b).

“Environmental Law” means any applicable Law relating to environment, natural resources, pollutants, contaminants, wastes, chemicals, or public health and safety, including any applicable Law pertaining to the following:

(a) treatment, storage, disposal, generation or transportation, or arrangement for transportation, of toxic or hazardous substances or solid or hazardous waste;

(b) air, water, or noise pollution;

(c) groundwater or soil contamination;

(d) the discharge, release or threatened release into the environment of pollutant(s), toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, leaks, escapes, dumping or migration of pollutants, contaminants or chemicals;

(e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation, or arrangement for transportation, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste;

(f) above ground, underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles;

(g) public health and safety; or

(h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species; and includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§ 9601 et seq. or the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC §§ 6901 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that, together with the Company would be treated as a single employer under ERISA Section 4001(b)(1) or Code Sections 414(b), (c), (m), or (o).

Annex B

Membership Interest Purchase Agreement

“Escrow Agent” means JPMorgan Chase Bank, NA, or such other escrow agent as the Sellers’ Representative and the Purchaser shall mutually agree upon.

“Escrow Agreement” is defined in Section 1.7(a).

“Escrow Amounts” is defined in Section 1.7(b)

“Escrow Excess Amount” is defined in Section 1.6(b).

“Estimated Closing Indebtedness” is defined in Section 1.4(a)(ii)

“Estimated Net Working Capital” is defined in Section 1.4(a)(i).

“Estimated Transaction Expenses” is defined in Section 1.4(a)(iii).

“Federal Health Care Program” is defined in Section 3.24(b).

“Final Cash Consideration” means (a) the Base Price, plus (b) in the event that the Final Net Working Capital exceeds the Maximum Target Net Working Capital, the amount by which the Final Net Working Capital exceeds negative $11,500,000, minus (c) in the event that the Final Net Working Capital is less than the Minimum Target Net Working Capital, the amount by which the Final Net Working Capital is less than negative $11,500,000, minus (d) the amount of the Closing Indebtedness (as finally determined pursuant to Section 1.5), minus (e) the amount of the Transaction Expenses (as finally determined pursuant to Section 1.5), plus (f) the amount, if any, by which the Closing Cash Balance is greater than $2,950,000; provided that in no event shall any such adjustment pursuant to this clause (f) exceed $1,000,000, minus (g) the amount, if any, by which the Closing Cash Balance is less than $2,950,000.

“Final Net Working Capital” means the Net Working Capital as of the opening of business on the Closing Date as finally determined pursuant to Section 1.5.

“Final Release Date” means the date which is fifteen (15) months following the Closing Date.

“Financial Statements” is defined in Section 3.4(a)(ii).

“GAAP” means generally accepted accounting principles for financial reporting in the United States of America, consistently applied.

“Governmental Authority” means any U.S. or non-U.S. federal, territorial, state, municipal or local government authority, including any government and any governmental or administrative agency, instrumentality, commission, court or tribunal, any quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any subdivision, department or branch of any of the foregoing, as well as any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

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“Governmental Authorization” means any consent, license, permit, clearance or registration issued, granted or otherwise given by or under the authority of any Governmental Authority.

“Hazardous Material” means

(a) any petrochemical or petroleum product, petroleum, including crude oil or any fraction thereof, radioactive material, asbestos or asbestos-containing materials in any form, and radon gas;

(b) any chemicals, materials or substances defined by an Environmental Law as or included in the definition of “hazardous pollutant,” “toxic pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or

(c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“Healthcare Regulatory Laws” is defined in Section 3.24(a).

“HIPAA” is defined in Section 3.24(a).

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means any Tax imposed on or measured by reference to income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” of any Person means, without duplication, all indebtedness or other obligations contingent or otherwise, in respect of:

(a) borrowed money, or obligations incurred in substitution or exchange for indebtedness or other obligations incurred for borrowed money;

(b) indebtedness evidenced by bonds, notes, debentures, credit agreements, loan agreements, note purchase agreements or similar instruments;

(c) capitalized lease obligations recorded in accordance with GAAP;

(d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable);

(e) all letters of credit, surety bonds or similar facilities;

(f) all obligations under any interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity future or option contracts, currency swap agreements, take-or-pay agreements, currency future or option contracts and other similar agreements;

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(h) all deferred rent;

(i) all issued but uncleared checks and drafts written or issued by the Company;

(j) all obligations of other Persons guaranteed directly or indirectly in any manner by such Person; and

(k) interest, premium, breakage cost, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of the items described in the foregoing clauses (a) through (i).

“Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.

“Indemnification Claim” is defined in Section 10.4(a).

“Indemnification Escrow Account” is defined in Section 1.7(b).

“Indemnification Escrow Amount” is defined in Section 1.7(b).

“Indemnification Escrow Remainder” is defined in Section 10.10.

“Indemnified Party” means a Purchaser Indemnified Party or the Sellers, as applicable, seeking indemnification under ARTICLE X.

“Indemnifying Party” means any Person against whom an Indemnified Party makes a Claim for indemnification under ARTICLE X.

“Indemnity Claim” is defined in Section 2.4(a).

“Intellectual Property” means all rights, interests, goodwill, and protections pursuant to applicable Laws that are associated with, similar to, or required for the exercise of any of the following, whether registered, applied for, or unregistered, including any and all:

(a) patents, patent applications, invention disclosures, utility models and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions of them, whether protected, created or arising under the laws of the United States or any other jurisdiction (“Patents”),

(b) trademarks, service marks, names, corporate names, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademark(s)”);

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(c) domain names, whether or not Trademarks, web addresses, web pages, websites and related content, social media accounts and the content found on or related to any social media accounts (“Web Property”);

(d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including registered and unregistered copyrights (“Copyright Works”);

(e) inventions, discoveries, trade secrets, business and technical information and know-how, consulting processes and analysis, databases, data collections and other confidential and proprietary information (“Trade Secrets”); and

(f) Company Software.

“Interim Balance Sheet” is defined in Section 3.4(a)(ii).

“IRS” is defined in Section 3.17(b).

“Knowledge” means the actual, current knowledge of that Person and, solely in the case of the Company, after reasonable due inquiry of the appropriate directors, managers, officers and employees of the Company.

“Latest Audited Balance Sheet” is defined in Section 3.4(a).

“Law” means any applicable domestic or foreign federal, state or local law, ordinance, rule, Order, permit, directive, standard, policy, requirement, procedure, code, principle of common law, regulation, statute or treaty of any Governmental Authority.

“Leases” is defined in Section 3.14.

“Lien” means any lien (statutory or otherwise), security interest, mortgage, pledge, encumbrance, easement, encroachment, servitude, right of first offer or right of first refusal, defect in title, charge, restriction on transfer, proxies, voting trusts, or agreements, or any similar restriction.

“Litigation Expense” means any reasonable fees and reasonable costs of investigating and defending or asserting a Claim for indemnification under ARTICLE X, including, in each case, reasonable attorneys’ fees.

“Loss” means any liability, loss, Claim (including Third Party Claims), settlement payment, cost and expense, interest, award, judgment, damages (including lost profits and diminution in value), fines, Taxes, fees and penalties or other charge.

“Material Adverse Change” means any change, effect, event, occurrence or development that individually or in the aggregate, taken with all other changes, effects, events, occurrences or developments, is or would reasonably be expected to be materially adverse to (i) the business, assets, condition (financial or otherwise), results of operations or liabilities of the Company or (ii) the ability of the Sellers (as a whole) and the Company to consummate the Acquisition and the other transactions contemplated by this Agreement, but does not include any of the following, either alone or in combination (except as provided below):

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(a) any change (including any change in Laws or other binding orders or directives issued by any Governmental Authority) in general business, economic, political, social, or regulatory conditions (including any change in GAAP, or the financial, banking or securities markets) in the localities, regions, or countries where the Company primarily operates its business;

(b) any change caused by the escalation or outbreak of hostilities of the United States of America (whether or not in accordance with the declaration of a national emergency or war) or caused by the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States of America; or

(c) any change caused by announcement of the Acquisition or any other transactions contemplated by this Agreement or the taking of any action that is required by this Agreement or the Escrow Agreement.

“Material Contract(s)” is defined in Section 3.19.

“Material Health Regulatory Permit” is defined in Section 3.24(d).

“Maximum Target Net Working Capital” means negative $10,925,000.

“Membership Interests” is defined in the Recitals.

“Mgmt.” is defined in the Preamble.

“Mgmt. B” is defined in the Preamble.

“Minimum Target Net Working Capital” means negative $12,075,000.

“Multiemployer Plan” is defined in ERISA Section 4001(a)(3).

“Net Working Capital” means current assets of the Company (excluding cash, deferred or prepaid taxes, and accounts receivable payable to the Company by a Related Party or by an employee of the Company in respect of any advances) minus current liabilities of the Company (excluding Closing Indebtedness and any Transaction Expenses, and including (x) any deferred revenue (whether current or long-term) and (y) any liabilities for unaccrued commissions or incentive compensation expense), in each case, as determined in accordance with GAAP as of the opening of business on the Closing Date.

“Objection Notice” is defined in Section 10.4(b).

“Objections Statement” is defined in Section 1.5(c).

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“Open Source Software” means any component used in Company Software that is subject to a “copyleft” license or any other license requiring as a condition of use, modification, or distribution that any Company Software be: (a) disclosed or distributed in source code form; or (b) licensed, offered or redistributable at no charge (such licenses are collectively referred to as “Open Source Software License(s)”).

“Order” means any temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, determination, award, writ or settlement, whether civil, criminal or administrative of any Governmental Authority.

“Patents” is defined in the definition of Intellectual Property.

“Payoff Letters” is defined in Section 1.4(a)(ii).

“Pension Plan” means any “employee pension benefit plan,” as defined in ERISA Section 3(2).

“Permitted Lien” means (i) Liens for Taxes not yet due and payable, (ii) Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens in favor of mechanics, materialmen, carriers, repairers and other similar liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property which are not violated in any material respect by the current use and operation of the Real Property and (v) Liens securing the Closing Indebtedness which will be discharged at the Closing.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, estate, trust, trustee or other entity or governmental body.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Principals Restricted Period” is defined in Section 6.4(a).

“Pro Rata Portion” means, with respect to: Sachs: 64.56%; Sachs Trust: 7.44%; Burke: 0%; Burke Trust: 4%; Mgmt.: 20%; Mgmt. B. 4%.

“Purchase Price” is defined in Section 1.2.

“Purchaser” is defined in the Preamble.

“Purchaser Fundamental Representations” is defined in Section 10.1(a)(iv).

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“Purchaser Indemnified Party” means each of (a) the Purchaser, (b) the Purchaser’s Affiliates (including the Company post-Closing), and (c) their respective directors, officers, stockholders, managers, members, equity owners, employees, and agents.

“Purchaser Plan” is defined in Section 6.7(a).

“Real Property” is defined in Section 3.14.

“Related Party” means (a) any officer, executive, director, manager or equity holder of the Company, (b) the Sellers and their members and Affiliates and (c) any immediate family members of an officer, executive, director, manager or equity holder of the Company.

“Remedial Action” is defined in Section 6.14.

“Representatives” means with respect to any Person, directors, officers, agents, managers, employees or any other Persons (including investors and financing sources) acting on such Person’s behalf, including any investment banking, legal, consulting or accounting firm retained by any of them.

“Restricted Party” means each Seller.

“Restricted Periods” is defined in Section 6.4(a).

“Sachs” is defined in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” is defined in Section 10.1(a)(ii).

“Seller Releasee” is defined in Section 6.12.

“Seller Releasor” is defined in Section 6.12.

“Seller Restricted Period” is defined in Section 6.4(a).

“Seller” and “Sellers” are defined in the Preamble.

“Sellers’ Knowledge” means the Knowledge of Sachs, Steven L. Lefar, and Michael J. Burke.

“Sellers’ Representative” is defined in the Preamble.

“Shortfall Amount” is defined in Section 1.6(b).

“Straddle Tax Period” is defined in Section 7.2(a).

“subsidiary” means, with respect to any Person, any legal entity in which such Person directly or indirectly owns or possesses:

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(a) stock or other ownership interests representing at least 50% of the voting power of all outstanding stock or ownership interests of such entity;

(b) the power to elect or direct the election of at least 50% of the members of the board of directors or other similar governing body having the power and authority to manage and control the affairs of the entity; or

(c) the right to receive at least 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Survival Period” is defined in Section 10.1(a).

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any Governmental Authority, including taxes, assessments, or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, escheat, unclaimed property, payroll, employment, social security (or similar, including FICA), workers’ compensation, disability, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, alternative or add-on minimum, or gains, estimated or other taxes of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a person required by Law to withhold or collect taxes imposed on another person; and (iii) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i) or (ii).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained with a Governmental Authority, with respect to or in connection with the calculation, determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Authority responsible for the administration, collection, assessment or imposition of any Tax.

“Third Party” means any Person that is not party to this Agreement.

“Third Party Claim” is defined in Section 10.5(a).

“Third Party Claim Notice” is defined in Section 10.5(a).

“Third Party Software and Data” means any Third-Party software, data and content (excluding any Open Source Software) for which the Company does not own all rights, but that is material to the Company’s businesses.

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“Trademarks” is defined in the definition of Intellectual Property.

“Trade Secrets” is defined in the definition of Intellectual Property.

“Transaction Expenses” means, without double counting, the sum of (a) any fees, costs and expenses (including investment banking, legal, consulting and accounting fees, costs and expenses) incurred by the Sellers prior to the Closing or by the Company in connection with or arising out of the planning, structuring, negotiation, execution and delivery of this Agreement or the Escrow Agreement or consummation of the transactions contemplated by this Agreement that remain unpaid at Closing, plus (b) any amounts payable to employees of the Company as a result of the transactions contemplated under this Agreement, including any stay, retention, or other bonuses (including any discretionary bonuses), severance or compensation payable in connection with or as a result of the transactions contemplated by this Agreement, together with any employer-paid portion of any employment and payroll Taxes related thereto, including (x) any severance or similar payments payable to Sachs and (y) an amount equal to all amounts that would be payable to Burke pursuant to the agreements set forth on Section 8.13 of the Disclosure Schedule in the event that Burke’s employment with the Company terminated following the Closing.

“Unresolved Claims” is defined in Section 10.10.

“Web Property” is defined in the definition of Intellectual Property.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in ERISA Section 3(l).

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